Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and among

ENTRAVISION DIGITAL HOLDINGS, LLC,

ENTRAVISION COMMUNICATIONS CORPORATION,

MEDIADONUTS PTE. LTD.,

PIETER-JAN DE KROON,

LUC THEODOOR FRANCISCUS MARIA DE KROON

JIM DORIAN KRAMP,

and

THE SELLER REPRESENTATIVE

Dated as of June 4, 2021

-i-

LIST OF SCHEDULES

Schedule 2.2(a)	Illustrative Calculation of the Purchase Price
Schedule 2.3(a)	Net Working Capital Principles
Schedule 3.2(b)	Company Directors
Schedule 3.2(c)	Subsidiary Directors

LIST OF EXHIBITS

Exhibit A	Sellers and Participation Percentage
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Earn-Out Agreement

i

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 4, 2021, is by and among Entravision Digital Holdings, LLC, a Delaware limited liability company (the “Buyer”), Entravision Communications Corporation, a Delaware corporation (“Guarantor”), MediaDonuts Pte. Ltd., a Company organized under the laws of Singapore (the “Company”), Pieter-Jan De Kroon, an individual (“P. De Kroon”), Jim Dorian Kramp, an individual (“J. Kramp”), Luc Theodoor Franciscus Maria De Kroon, an individual (“L. De Kroon” and together with P. De Kroon and J. Kramp, the “Sellers”) and Jim Kramp (the “Seller Representative”). The parties to this Agreement are collectively referred to herein as “Parties” and each of them individually as a “Party”.

RECITALS

A.As of the date of this Agreement, the Sellers own all of the issued and outstanding shares of the Company (the “Shares”).

B.Prior to the date of this Agreement, the Buyer has completed a due diligence investigation of the Acquired Companies and the business of the Acquired Companies and the Sellers gave the Buyer and its advisors: (i) access to the “Project Bread” virtual data room; (ii) the opportunity to attend and participate in meetings with the Company’s management; and (iii) the opportunity to ask and have answered any questions it deemed necessary in relation to the Acquiring Companies.

C.On the terms and subject to the conditions set forth in this Agreement and the Earn-Out Agreement, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Shares for the consideration described herein and in the Earn-Out Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1:  DEFINITIONS

“Acquired Companies” means the Company and each of its Subsidiaries.

“Acquisition Transaction” has the meaning set forth in Section 7.5(a).

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with, any such Person.  The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Non-Competition Agreements, the Earn-Out Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer, the Seller Representative or the Sellers in connection with the consummation of the transactions contemplated by this Agreement, in each case, only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“ASC” means the Accounting Standards Council in Singapore.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are generally open in New York and Singapore for the transaction of normal, non-automated, banking business.

“Buyer” has the meaning set forth in the preamble.

“Cap” has the meaning set forth in Section 11.3(b)(ii).

“Cash” means with respect to the Acquired Companies, an amount equal to all: (a) cash, as adjusted for all wires or other cash in transit, cash, book or bank account overdrafts or negative cash accounts; (b) cash equivalents; and (c) marketable securities, in each case, as determined and calculated in accordance with SFRS.

“Claim Response” has the meaning set forth in Section 11.2(b).

“Claims Notice” has the meaning set forth in Section 11.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 2.3(c).

“Contracts” means all contracts, agreements, licenses, leases, commitments, arrangements, guarantees, bids, purchase orders and proposals, in each case, oral or written.

“Copyrights” means all:  (a) works of authorship, whether in published or unpublished works, databases, data collections, mask work rights, software, web site content, or any other copyrightable work; (b) rights to compilations, collective works and derivative works of any of the foregoing; (c) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof in the United States Copyright Office or in any similar office or agency of any other country or political subdivision; and (d) moral rights and economic rights of others in any of the foregoing.

“Data Room” means the virtual data room comprising the documents and other information relating to the Acquired Companies as filed on the USB flash drive.

“Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Downward Adjustment Amount” has the meaning set forth in Section 2.3(g)(i).

“Earn-Out Agreement” has the meaning set forth in Section 3.2(k).

“Employee Payments” means all:  (a) bonus amounts, commissions or other incentive compensation amounts that have been or should have been accrued or are earned and unpaid for, or are payable by any Acquired Company to, the directors, managers, officers, employees, agents, consultants and equityholders of any Acquired Company as of the Closing Date; (b) bonus amounts, deferred bonus or phantom stock payments payable to directors, managers, officers, agents and consultants of any Acquired Company as a result of the transactions contemplated by this Agreement and unpaid by the Acquired Companies as of the Closing Date; and (c) severance obligations, retention bonuses, “stay” bonuses and sale bonuses owed by any Acquired Company to directors, managers, officers, employees, agents and consultants of any Acquired Company triggered in whole or in part prior to or as a result of the transactions contemplated by this Agreement or the Ancillary Agreements, in each of clauses (a), (b) and (c), including the employer portion of any payroll, social security, unemployment or similar Taxes related thereto.

“Employee Plans” has the meaning set forth in Section 5.12(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Cash” has the meaning set forth in Section 2.3(a).

“Estimated Employee Payments” has the meaning set forth in Section 2.3(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Selling Expenses” has the meaning set forth in Section 2.3(a).

“Estimated Statement” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Expiration Date” has the meaning set forth in Section 11.3(a).

“Final Cash” has the meaning set forth in Section 2.3(c).

“Final Employee Payments” has the meaning set forth in Section 2.3(c).

“Final Indebtedness” has the meaning set forth in Section 2.3(c).

“Final Selling Expenses” has the meaning set forth in Section 2.3(c).

“Final Working Capital” has the meaning set forth in Section 2.3(c).

“Financial Statements” has the meaning set forth in Section 5.17(a).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Authority, Validity and Enforceability), Section 4.2 (Title to Acquired Companies Interests), Section 5.1 (Existence and Good Standing), Section 5.2 (Power), Section 5.3 (Capitalization; Subsidiaries), the first sentence of Section 5.6 (Personal Property), and Section 5.24 (Brokers).

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part).  The term “Guarantee” used as a verb has a correlative meaning.

“Guarantor” has the meaning set forth in the preamble of this Agreement.

“Income Tax” means all Taxes based upon, measured by or calculated with respect to (a) net income or profits (including any capital gains or alternative minimum taxes) or (b) multiple bases (including franchise, doing business or occupation Taxes) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Indebtedness” of any Person means, without duplication: (a) either any liability of any Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instruments, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with SFRS, (v) for all or any part of the deferred purchase price of property or services, including any “earnout” or similar obligations (assuming the full amount of such earnout, deferred purchase price arrangement of similar obligations is due and payable in full at Closing) or any non-compete payments, (vi) under any interest rate swap, hedging or similar agreements, (vii) all corporate income tax due and owing as of the Closing Date by the Company; and (viii) for amounts that are required to be classified as deferred revenue, accounts receivable credits or refunds payable in accordance with SFRS; or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.  For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness.  For the avoidance of doubt, all amounts in respect of the Net Working Capital are excluded from Indebtedness to avoid double counting.

“Indemnified Party” has the meaning set forth in Section 11.2(a).

“Indemnifying Party” has the meaning set forth in Section 11.2(a).

“Independent Accountant” means PricewaterhouseCoopers in Singapore, or if such firm is not independent, unable or unwilling to act in such capacity, the Independent Accountant will be such other “Big 4” accounting firm in Singapore selected by agreement of the Buyer and the Seller Representative, provided that the Parties agree that such firm shall not have any existing material commercial or professional relationship with any of the  Parties.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, whether arising by operation of law, Contract, or otherwise:  (a) Copyrights; (b) Domain Names; (c) Patents; (d) Software, (e) Trademarks; (f) Trade Secrets; (g)  claims and rights in and to all income, royalties, damages, claims, and payments now or hereafter due or payable with respect to any of the foregoing, and in and to all causes of action, either in law or in equity, for past, present or future infringement, misappropriation, violation, dilution, unfair competition or other unauthorized use or conduct in derogation or violation of or based on any of the foregoing rights, and the right to receive all proceeds and damages therefrom.

“Initial Purchase Price” has the meaning set forth in Section 2.2(a).

“Interim Financial Statements” has the meaning set forth in Section 5.17(a).

“IRAS” means the Inland Revenue Authority of Singapore.

“IRS” means the Internal Revenue Service.

“Key Managers” means each of (i) Pieter-Jan de Kroon, (ii) Pancharee Sitthisenee and (iii) Mylen Lara.

“Knowledge of the Acquired Companies” shall mean the actual knowledge of each of the Key Managers.

“Law” means any law, common law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.5(b).

“Liabilities” means any and all debts, losses, damages, adverse claims, fines, penalties, liabilities or obligations of any kind, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or undeterminable, liquidated or unliquidated, due or whether to become due or on- or off-balance sheet, and whether in Contract, tort, strict liability or otherwise, including any arising under any Law, Proceeding or Order, and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Liability Claim” has the meaning set forth in Section 11.2(a).

“Liens” means any assessment, easement, covenant, condition, mortgage, pledge, hypothecation, rights of others, right of first refusal, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, community property interest, option, lien, charge, adverse claim of ownership or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares.

“Litigation Conditions” has the meaning set forth in Section 11.2(b).

“Losses” has the meaning set forth in Section 11.1(a).

“MAS” means the Monetary Authority of Singapore.

“Material Adverse Effect” means, with respect to the Acquired Companies, any change, occurrence, event, development, impact, fact, circumstance, condition or effect that has individually or in the aggregate with all other changes, occurrences, events, developments, impacts, facts, circumstances, conditions or effects, a material adverse effect on (a) the ability of the Acquired Companies to consummate the transactions contemplated by this Agreement or (b) the business, assets, Liabilities, results of operations, prospects or financial or other condition of the Acquired Companies, taken as a whole.

“Material Contracts” has the meaning set forth in Section 5.13(a).

“Material Customers” has the meaning set forth in Section 5.22(a).

“Material Suppliers” has the meaning set forth in Section 5.22(b).

“Net Working Capital” has the meaning set forth on Schedule 2.3(a).

“Non-Competition Agreements” has the meaning set forth in Section 3.2(g).

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Objection Notice” has the meaning set forth in Section 2.3(d).

“Open Source License” means any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL) or any other license for Software where the license includes terms providing that (a) licensee of the Software is authorized to make modifications to, or derivative works of, the Source Code for the Software, and (b) the licensee is authorized to distribute such modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.

“Open Source Materials” means all Software that is licensed or distributed under an Open Source License.

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Acquired Companies, as consistent with past custom and practice (including with respect to quantity and frequency); provided, however, that conduct that results in a violation of Law or breach of Contract shall in no event be deemed Ordinary Course of Business.

“Owned Intellectual Property” means all Intellectual Property owned (in whole or in part) by the any of the Acquired Companies.

“Participation Percentage” means, with respect to each Seller, the quotient determined by dividing the total number of Shares held by such Seller over the total number Shares held by all Sellers, as set forth on Exhibit A.

“Patents” means all patents of the United States or any other country or political subdivision, including, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, design patents, patent applications, patent disclosures, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re‑examinations or equivalents or counterparts of any of the foregoing, and economic rights of inventors in any of the foregoing.

“Permit” means any permit (environmental or otherwise), license, approval, certificate, qualification, certification, franchise, accreditation, consent, authorization or similar document or authority issued or granted by a Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date, (b) statutory

Liens of landlords with respect to the Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent, and (d) in the case of the Leased Real Property, in addition to items (b) and (c), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any member of the Acquired Companies.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proceeding” means any demand, action, suit, proceeding, grievance, arbitration, hearing, audit, investigation, claim or other dispute resolution or proceeding of any kind (whether judicial, administrative or arbitrative, civil, criminal, investigative informal or other, at law or in equity) commenced, filed, brought, or conducted, against, to, of or before or otherwise involving, any Governmental Authority or arbitrator having jurisdiction over the Acquired Companies or their properties.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchase Price Amount” has the meaning set forth in Section 11.3(b)(ii).

“Real Property Lease” has the meaning set forth in Section 5.5(b).

“Representative” has the meaning set forth in Section 7.5(a).

“Response Period” has the meaning set forth in Section 11.2(a).

“Seller Representative” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Disclosure Letter” has the meaning set forth in Article 5.

“Selling Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by any Acquired Company or the Sellers of which any Acquired Company has agreed or is liable to pay, relating to the process of selling the Acquired Companies, whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax and investment banking fees and expenses.

“SFRS” means the Financial Reporting Standards and Interpretations of Financial Reporting Standards issued by the ASC, as may be amended from time to time.

“Software” means all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

“Source Code” means computer software that may be displayed or printed in human readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step up of compilation or assembly.

“Subsidiary” means any entity the equity of which is owned, in whole or in part, by the Company.

“Target Working Capital” means $3,000,000.

“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, escheat, abandoned or unclaimed property, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Matter” has the meaning set forth in Section 10.2.

“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the collection, administration, determination, assessment, enforcement or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 11.2(b).

“Threshold” has the meaning set forth in Section 11.3(b)(i).

“Trade Secrets” means:  (a) anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, algorithms, architectures, layouts, look-and-feel, methodologies, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, research and development, compositions, customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals where a trade secret under Law, software and technical information; and (b) moral and economic rights of authors and inventors in any of the foregoing.

“Trademarks” means trademarks, service marks, trade dress, trade style, fictional business names, trade names, commercial or commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices, identifiers or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, registrations, renewals, applications for registration, equivalents and counterparts of the foregoing, and the goodwill of the business associated with each of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 10.1.

“Working Capital Overage” has the meaning set forth in Section 2.3(a).

“Working Capital Underage” has the meaning set forth in Section 2.3(a).

ARTICLE 2:  PURCHASE AND SALE

2.1Purchase and Sale of the Shares.

(a)At the Closing, the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, assign and deliver to the Buyer, all of the Shares, free and clear of any and all Liens.

(b)Each of the Sellers hereby irrevocably waives (and confirms that is has procured the waiver of) all and any pre-emption rights and/or rights of first refusal arising out of or in connection with the constitution of the Company or from any other agreement, contract, arrangement or otherwise (whether written or unwritten) so as to enable the transfer of Shares pursuant to this Agreement to proceed free of any such pre-emption rights and/or rights of first refusal.

2.2Purchase Price.

(a)Amount.  Subject to the adjustments set forth in Section 2.3, in full consideration for the transfer of all of the Shares, at the Closing, the Buyer shall pay or cause to be paid to the Sellers, by bank wire transfer of immediately available funds to accounts designated in writing by the Seller Representative, on behalf of the Sellers, an aggregate amount in cash equal to $15,055,200:

(i)plus the Estimated Cash;

(ii)minus the Estimated Indebtedness;

(iii)minus the Estimated Selling Expenses; and

(iv)minus the Estimated Employee Payments

(such amount, the “Initial Purchase Price”), increased by (A) any Working Capital Overage or decreased by (B) any Working Capital Underage (as adjusted, the “Purchase Price”). The Purchase Price will be paid to the Sellers in accordance with each Sellers Participation Percentage and as set forth on the funds flow statement, by wire transfer of immediately available funds into accounts designated by the Sellers.  Schedule 2.2(a) includes an illustrative calculation of the Purchase Price based on the dates and assumptions set forth in such schedule.  Schedule 2.2(a) is included for illustrative purposes only and is not binding on the Parties.

(b)Earn-out. As additional consideration for the Shares, the Sellers shall be entitled to the Earn-Out Payments (as defined in the Earn-Out Agreement), when and if due and payable by the Buyer to the Sellers pursuant to the Earn-Out Agreement.

(c)Settlements.  At or as soon as practicable after the Closing, except as set forth below, the Buyer shall pay or cause to be paid on behalf of the Acquired Companies or the Sellers, as applicable, to the extent not paid prior to the Closing:

(i)to the Persons entitled thereto, all of the Indebtedness of the Acquired Companies; provided, however, that the Buyer may elect not to repay the outstanding Indebtedness in connection with the Closing;

(ii)to the Persons entitled thereto, all of the Selling Expenses; and

(iii)to the Persons entitled thereto, when due and payable and as reduced by applicable withholding, payroll and similar Taxes, the Employee Payments.

The Buyer may, at its option, pay the Employee Amounts, the Selling Expenses, and/or the Indebtedness to the applicable Acquired Company, which in turn will pay such amounts to the Persons entitled thereto (less applicable employment or withholding Tax).

2.3Purchase Price Adjustment.

(a)Estimated Statement.  The Seller Representative will, in good faith, prepare and deliver, or cause to be prepared and delivered, to the Buyer, at least five Business Days prior to the Closing Date, a statement (the “Estimated Statement”) setting forth (i) the Sellers’ good faith estimate of (A) Net Working Capital as of 11:59 p.m. Singapore time on the day immediately prior to the Closing Date (such estimate, the “Estimated Working Capital”) together with the estimated Working Capital Underage or Working Capital Overage; (B) the amount of Cash as of 11:59 p.m. Singapore time as of the day immediately prior to the Closing Date (the “Estimated Cash”); (C)  the outstanding Indebtedness of the Acquired Companies as of immediately prior to the Closing (such estimate, the “Estimated Indebtedness”); (D)  the Selling Expenses (such estimate, the “Estimated Selling Expenses”); and (E) the Employee

Payments (such estimate, the “Estimated Employee Payments”); and (ii) the resulting calculation of the Initial Purchase Price, in each case, with reasonable supporting detail and taking in account the definitions and principles included in this Agreement.

(b)Working Capital Adjustments at Closing.  If the Estimated Working Capital is (I) less than the Target Working Capital, then the Initial Purchase Price will be reduced by the amount of such shortfall (the “Working Capital Underage”), and (II) if the Estimated Working Capital is greater than the Target Working Capital, then the Initial Purchase Price will be increased by the amount of such excess (the “Working Capital Overage”), in each case subject to further adjustment as provided in this Section 2.3.  If the Estimated Working Capital is equal to the Target Working Capital, then the Initial Purchase Price will not be adjusted pursuant to this Section 2.3(a), but will be subject to adjustment as otherwise provided in this Article 2.  Notwithstanding anything to the contrary in this Agreement, in no event shall the acceptance or the use of the Estimated Statement for the purposes of the Closing be deemed to constitute the agreement of the Buyer to any of the estimates or amounts set forth therein, and in no way shall the delivery of the Estimated Statement or the consummation of the Closing be construed as a waiver by the Buyer of its rights under this Section 2.3 or to pursue indemnification in accordance with, but subject to the terms and conditions of, this Agreement.

(c)Closing Statement.  Within 120 days after the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative a statement (the “Closing Statement”) setting forth the calculation of (A) the Net Working Capital as of 11:59 p.m. Singapore time on the day immediately prior to the Closing Date (the “Final Working Capital”) together with the amount of the Working Capital Underage or Working Capital Overage; (B) the outstanding Cash as of 11:59 p.m. Singapore time on the date immediately prior to the Closing Date (the “Final Cash”); (B) the outstanding Indebtedness of the Acquired Companies as of immediately prior to the Closing (the “Final Indebtedness”); (C) the Selling Expenses (the “Final Selling Expenses”); and (D) the Employee Payments (the “Final Employee Payments”); and (ii) the resulting calculation of the final Purchase Price, in each case, with reasonable supporting detail and taking into account the definitions and principles included in this Agreement.

(d)Dispute.  The Seller Representative will have 45 days from its receipt of the Closing Statement (the “Objection Period”) to review the Closing Statement.  Upon the expiration of the Objection Period, the Seller Representative will be deemed to have accepted (and will be deemed to have waived all rights with respect to), and will be bound by, the Closing Statement and the calculation of the Final Working Capital, Final Indebtedness, Final Cash, Final Selling Expenses, and Final Employee Payments set forth therein, unless the Seller Representative has notified the Buyer in writing of its disagreement with the Closing Statement prior to the expiration of the Objection Period (the “Closing Statement Objection”), specifying each disputed item (each, a “Disputed Item”) and setting forth in reasonable detail the basis for each Disputed Item.  The Buyer will have 30 days from the date on which it receives the Closing Statement Objection to review and respond to such Closing Statement Objection (the “Buyer Response”).  To the extent the Buyer and the Seller Representative are able to negotiate in good faith mutually agreeable resolutions for each Disputed Item, the Closing Statement will be modified as necessary to reflect such mutually agreed resolution(s). If the Buyer and the Seller Representative are able to resolve all Disputed Items, the Closing Statement and the calculation of the Final Working Capital, Final Cash, Final Indebtedness, Final Selling Expenses and Final Employee Payments set forth therein, as modified by such resolutions, will be deemed final, non-appealable and binding among the Parties for all purposes of this Agreement.

(e)Independent Resolution of Disputes. If the Seller Representative and the Buyer are unable to resolve all Disputed Items within 30 days after delivery of the Buyer Response (or such longer period as may be mutually agreed by the Buyer and the Seller Representative in writing), then all unresolved Disputed Items shall be submitted to the Independent Accountant, which shall be jointly engaged by the Buyer and the Seller Representative, to promptly review the Closing Statement and resolve such Disputed Items.  The Buyer and the Seller Representative will request that the Independent Accountant render its determination within 60 days following submission to it of such Disputed Items.  The scope of the disputes to be resolved by the Independent Accountant is limited to the Disputed Items.  In resolving any Disputed Item, the Independent Accountant will (i) determine the Final Working Capital, Final Indebtedness, Final Cash, Final Selling Expenses, and Final Employee Payments strictly in accordance with the provisions of this Agreement, including the definitions, calculations and accounting rules set forth herein; (ii) may not assign a value to any item greater than the greatest value claimed for such item by a Party or less than the smallest value claimed for such item by a Party and (iii) will base its determination solely on written materials submitted by the Buyer and the Seller Representative (and not on any independent review).  Furthermore, the Parties acknowledge and agree that the Independent Accountant shall have the sole and exclusive authority to resolve the Disputed Items even if the resolution of legal issues is required to resolve the Disputed Items.  The Parties further agree that the Independent Accountant shall also have the sole authority to determine whether any such legal issues exist and, to the extent they do, to retain and consult with legal counsel of Independent Accountant’s choosing with respect to legal conclusions or judgments arising from the Disputed Items, provided that the Buyer and the Seller Representative agree that such legal counsel shall not have any material commercial or professional relationship with any of the Parties.  The costs of any fees and expenses of the Independent Accountant will be borne in equal parts by the Buyer and the Seller Representative. All determinations made by the Independent Accountant will be final, conclusive and binding on the Parties, absent fraud or manifest error on the part of the Independent Accountant, upon which the Independent Accountant will deliver to the Buyer and the Seller Representatives a revised Closing Statement setting forth the updated calculation of Final Working Capital, Final Indebtedness, Final Cash, Final Selling Expenses and Final Employee Payments, as modified by the Independent Accountant’s final determinations, which will be deemed final, non-appealable and binding among the Parties for all purposes of this Agreement, and upon which a judgment may be rendered by a court of competent jurisdiction, and will not be subject to further appeal or review.  The Parties acknowledge and agree that this Section 2.3(d) is an enforceable arbitration provision under Singapore Law.

(f)Access.  For purposes of complying with the terms of this Section 2.3, each Party will cooperate with and make available to the other Parties and its representatives (i) information, records, data and working papers, and (ii) will permit access to its facilities and personnel, upon advance written notice of not less than two (2) Business Days and during normal business hours, in each case as may be reasonably required in connection with the analysis of the Closing Statement and the resolution of the Disputed Items so long as directly relevant to such analysis; provided, however, (A) in no event will any Party be required to produce information that cannot be provided by such Party through its respective accounting or Tax reporting principles, methods or policies and reporting systems in the Ordinary Course of Business, (B) the provision of any information or access pursuant to this Section 2.3(f) will be subject to execution of confidentiality agreements as requested by the applicable Party providing such information or access, and (C) nothing in this Section 2.3(f) will require any Party to disclose information that is subject to any applicable privilege, including, without limitation, attorney-client privilege or the privilege of attorney work product.

(g)Adjustment.  Within three Business Days after the date on which the Final Working Capital, Final Cash, Final Indebtedness, Final Selling Expenses and Final Employee Payments are finally determined pursuant to Section 2.3, the Seller Representative and the Buyer shall jointly determine the Purchase Price had Final Working Capital, Final Cash, Final Indebtedness, Final Selling Expenses and Final Employee Payments (each as finally determined pursuant to Section 2.3) been substituted for Estimated Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Selling Expenses and Estimated Employee Payments, respectively, as of the Closing.

(i)If such substitutions would have resulted in a Purchase Price that is less than the Purchase Price that was paid on the Closing Date (such amount, the “Downward Adjustment Amount”), then the Buyer will be entitled, in addition to any other right or remedy such Buyer may have to exercise rights of set-off with respect to such Downward Adjustment Amount in accordance with the provisions of Section 11.4, which set-off will be deemed an adjustment to and a decrease in the Purchase Price.

(ii)If such substitutions would have resulted in a Purchase Price that is greater than the Purchase Price that was paid on the Closing Date (the “Upward Adjustment Amount”), then the Buyer shall pay or cause to be paid to the Sellers an amount in cash equal to the Upward Adjustment Amount.  Such amounts shall be paid or caused to be paid by the Buyer to the Sellers pro rata in accordance with the percentages set forth on Exhibit A within five (5) Business Days from the date on which the Upward Adjustment Amounts is finally determined pursuant to Section 2.3 by bank wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative to the Buyer, which payment will be deemed an adjustment to and an increase in the Purchase Price.

(iii)If such substitutions would have resulted in a Purchase Price that is equal to the Purchase Price that was paid on the Closing Date, then there will be no adjustment to Purchase Price pursuant to this Section 2.3(g).

2.4Withholding.  Notwithstanding any other provision of this Agreement to the contrary, the Buyer and the Sellers shall be entitled to deduct and withhold from any amounts to be paid pursuant to this Agreement such amounts as it is required to deduct and withhold, if any, with respect to any provision of state, local or foreign Tax law, or any other provision of any Law.  Any amount withheld by the Buyer or the Sellers pursuant to this Section 2.4 shall be remitted by the Buyer or the Sellers to the appropriate Governmental Authority as required by applicable statutes and ordinances.  To the extent that amounts are withheld by the Buyer or the Sellers pursuant to this Section 2.4, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the persons from whom such amounts were so withheld, and the Buyer or the Sellers shall provide (or shall cause its payroll provider to provide) notice of the amounts so withheld to the persons from whom such amounts were so withheld.

ARTICLE 3:  CLOSING AND DELIVERIES

3.1Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the fifth Business Day following the satisfaction or waiver of each of the conditions set forth in Article 8 (other than those conditions that are to be satisfied at the Closing, but subject to their satisfaction or waiver at Closing), or such other date or at such other time as the parties may mutually agree in writing (the “Closing Date”); provided, however, that in no event shall the Closing Date occur prior to July 1, 2021 unless consented to in writing by the Buyer and the Seller Representative.  The effective time of the Closing will be deemed to be 12:01 a.m. Pacific Time on the Closing Date.  Notwithstanding anything contained in this Agreement to the contrary, in the event the Closing Date is a date other than a Business Day, any amounts otherwise payable pursuant to this Agreement on the Closing Date shall be paid on the first Business Day following the Closing Date.

3.2Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer the following items:

(a)a copy of: (i) the share certificates in respect of the Shares, (ii) valid share transfer forms in respect of the Shares duly executed by each Seller in favor of the Buyer, and (iii) Form E4A and a working sheet certified by a director or secretary of the Company computing the net asset value per share of the Company (incorporating all necessary exhibits and attachments thereto) and/or such other document(s) as may be prescribed from time to time by the stamp duty branch of the IRAS for the purposes of assessing the stamp duty payable on a transfer of shares;

(b)certified true copies of the resolutions passed by the Company’s board of directors approving and authorizing amongst others: (i) the terms and conditions of this Agreement and the Ancillary Agreements; (ii) the transfer of Shares to the Buyer; (iii) the issue of a new share certificate in respect of the Shares in favor of the Buyer; (iv) the cancellation of old share certificates; (v) the entry of the name of the Buyer into the electronic register of members of the Company as maintained by ACRA as the holder of the Shares and the making of such other entries into other corporate records of the Company as may be necessary; and (vi) the resignation of any Seller appointee(s) as director(s) of the Company and the appointment of the Buyer’s nominated person(s) as director(s) of the Company as set out on Schedule 3.2(b);

(c)certified true copies of the resolutions passed by each of the Acquired Companies approving and authorizing amongst others the resignation of any Seller appointee(s) as director(s), officer(s) or manager(s) of the Acquired Company and the appointment of the Buyer’s nominated person(s) as director(s), officer(s) or manager(s) of the Company as set out on Schedule 3.2(c);

(d)the new share certificate in respect of the Shares acquired by the Buyer;

(e)the certificates of incorporation, common seal (if any), original company minute books, statutory registers and unit or stock record books, as applicable, of each Acquired Company;

(f)all identifiers, passwords, passphrases, authentication tokens and any other information required to (i) access and/or operate immediately following Closing, all electronic and/or remote access bank accounts, email accounts, internet resources, servers and systems that the any Acquired Company maintains or has access to; (ii) view, modify, delete or store data, following Closing that is contained in any of the accounts and resources referred to in (i) above; and (iii) control any domain registrations and renewals, following Closing, for any domains which are owned by any Acquired Company;

(g)duly executed funds flow statement by the Seller Representative on behalf of all of the Sellers, countersigned by Buyer, which shall set forth the payment of the Purchase Price at Closing in accordance with the provisions of Section 2.1(b) hereof;

(h)the consent and notification listed on Schedule 3.2(h) of the Sellers’ Disclosure Letter;

(i)non-competition agreements, by and between each Seller in the form attached hereto as Exhibit B, duly executed by each Non-Compete Seller (collectively, the “Non-Competition Agreements”);

(j)a USB flash drive containing copies of all information and documents uploaded to the “Project Bread” virtual data room;

(k)an earn-out agreement, by and between the Sellers, the Seller Representative, the Buyer and the Guarantor, the form attached hereto as Exhibit C (the “Earn-Out Agreement”) duly executed by the Sellers and the Seller Representative;

(l)a trademark license agreement by and between the Company and the Seller entity doing business as MediaDonuts Belgium, duly executed by the Company and such Seller entity; and

(m)a certificate from an officer of the Company given by him or her on behalf of the Company to the effect that the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(d), 8.2(e) and 8.2(f) have been satisfied.

3.3Deliveries by the Buyer.  At the Closing, the Buyer shall deliver, or cause to be delivered, to the Sellers the following items:

(a)the Purchase Price payable as set forth in Section 2.2;

(b)the Earn-Out Agreement, duly executed by the Buyer and the Guarantor; and

(c)a certificate from an officer of the Buyer, given by him or her on behalf of the Buyer, to the effect that the conditions set forth in Section 8.1(a) have been satisfied.

ARTICLE 4:  REPRESENTATIONS AND WARRANTIES
RELATING TO THE SELLERS

Each Seller represents and warrants to the Buyer, as supplemented and qualified by the Schedules, solely as such representations and warranties relate to such Seller and not with respect to any other Seller, as follows:

4.1Authority, Validity and Enforceability.  Such Seller has all requisite power and authority or capacity, as applicable, to execute, deliver and perform his, her or its obligations under this Agreement and the Ancillary Agreements.  This Agreement and each of the Ancillary Agreements have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).  No further action on the part of such Seller is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

4.2Title to Shares.  Such Seller (a) is the record and beneficial owner of the Shares, as set forth on Schedule 4.2, (b) has full power, right, and authority, and any approval required by Law, to make and enter into this Agreement and to sell, transfer, assign, convey and deliver the Shares held by such Seller to the Buyer, and (c) has good and marketable title to such Shares free and clear of all Liens.  Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, the Buyer will acquire good and valid title to such Seller’s Shares free and clear of any and all Liens.

4.3No Conflict.  Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by such Seller of his, her or its obligations hereunder or thereunder will (a) violate or conflict with any Law or Order applicable to such Seller or by which any of his, her or its properties or assets are bound, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which such Seller is a party or by which any of the assets or the properties of such Seller are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares owned by such Seller.

4.4Litigation.  To the knowledge of each Seller (after due inquiry and investigation), there is no Order outstanding and no Proceeding pending, or to the knowledge of such Seller, threatened against such Seller that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent such Seller from complying with the terms of this Agreement.

ARTICLE 5:  REPRESENTATIONS AND WARRANTIES
RELATING TO THE ACQUIRED COMPANIES

Subject to the disclosures specifically set forth in the corresponding section or subsections of the disclosure letter delivered to Buyer by the Sellers contemporaneously with the Agreement (the “Sellers’ Disclosure Letter”) or as otherwise set forth in the Data Room (provided, however, that to the extent there is a disagreement between the content of a matter disclosed on the Sellers’ Disclosure Letter and the content contained in the Data Room, the disclosure in the Sellers’ Disclosure Letter shall be deemed the final disclosure with respect to such matter), the Company and the Sellers hereby represent and warrant to the Buyer as set forth in this Article 5:

5.1Existence and Good Standing.  Each Acquired Company is duly formed, validly existing and in good standing (or equivalent status) under the Laws of its respective jurisdiction of formation or organization.  Each Acquired Company is duly authorized, qualified or licensed to do business and conduct its operations in its respective jurisdiction of formation or organization, and is duly authorized, qualified or licensed to do business and conduct its operations as a foreign entity and is in good standing in each of the jurisdictions set forth on Schedule 5.1 of the Sellers’ Disclosure Letter and no Acquired Company is required to be authorized, qualified or licensed to do business and conduct its operations as a foreign entity in any other jurisdiction except where failure to be so authorized, qualified or be licensed would not reasonably be expected to result in a Material Adverse Effect.  The Sellers have delivered to the Buyer true, correct and complete copies of the organizational and constitutional documents of each Acquired Company, each as currently in effect and reflecting any and all amendments thereto through the Closing Date.  Such organizational and constitutional documents are in full force and effect and none of the Acquired Companies is in violation of any provision thereof.

5.2Power.  Each Acquired Company has the requisite power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.

5.3Capitalization; Subsidiaries.

(a)Schedule 5.3(a) of the Sellers’ Disclosure Letter sets forth a true and complete statement of all of the authorized and issued equity securities of each of the Acquired Companies, which represents the only issued and outstanding equity securities of any of the Acquired Companies.  All of the Shares of the Company, together with the outstanding shares of capital stock of the other Acquired Companies, have been duly authorized and are validly issued, fully paid and nonassessable (if applicable) and were issued in compliance with all applicable securities Laws and any preemptive rights, rights of first refusal or contractual rights of any Person.  The Shares are held of record and/or beneficially owned in the manner set forth on Schedule 5.3(a) of the Sellers’ Disclosure Letter.

(b)There are no issued or authorized options, warrants, purchase rights, calls, claims of any character, convertible or exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Acquired Companies to issue, transfer, redeem, repurchase, sell or otherwise cause to become issued any of its equity securities.  There are no issued or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Acquired Companies.

(c)Except as set forth on Schedule 5.3(c) of the Sellers’ Disclosure Letter, (i) there are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of any of the Acquired Companies and (ii) there is no obligation, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of any Acquired Company or provide fund to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of any other Person.  There are no bond, debentures, notes or other indebtedness of any Acquired Company having the right to vote or consent (on convertible into or exchangeable for securities of any Acquired Company having the right to vote or consent (or convertible into or exchangeable for securities of an Acquired Company having the right to vote or consent) on any matters on which the equityholders of any Acquired Company may vote.

(d)Except as set forth on Schedule 5.3.(d) of the Sellers’ Disclosure Letter, no Acquired Company controls, directly or indirectly, or has any direct or indirect equity participation in any Person.

5.4No Conflict; Required Filings and Consents.

(a)Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Sellers of their obligations hereunder or thereunder will (i) violate or conflict with (A) the articles of organization, by-laws, operating agreement or similar organizational documents of any Acquired Company, as applicable, or (B) any Law or Order applicable to any Acquired Company or by which any of their respective properties or assets are bound, (ii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or result in the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Material Contract to which any Acquired Company is a party or by which any of the assets or the properties of any Acquired Company are bound or (iii) result in the creation or imposition of any Lien with respect to the properties or assets of any Acquired Company.

(b)Except as set forth on Schedule 5.4(b) of the Sellers’ Disclosure Letter, no consent, approval or authorization of any Person or Governmental Authority is required in connection with (i) the execution and delivery by the Sellers of this Agreement or the execution and delivery by the Sellers of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Material Contract of any Acquired Company.

5.5Real Property.

(a)Owned Real Property.  None of the Acquired Companies owns or has ever owned any real property.

(b)Leased Real Property.  The Data Room sets forth a complete list of all leasehold or subleasehold estates and other material rights of the Acquired Companies to possess, use or occupy (or to grant others the right to possess, use or occupy) any land, buildings, structures, improvements, fixtures or other interest in real property (“Leased Real Property”), and all leases, subleases, licenses or other similar Contracts related thereto.  With respect to each Leased Real Property, except as disclosed in the Data Room, there are no leases, subleases, licenses or other similar Contracts granting to any other Person the right of use or occupancy of any portion of such Leased Real Property.  The Sellers have provided to the Buyer a true, correct and complete copy of each of its leases, subleases, licenses and other similar Contracts for Leased Real Property (each, a “Real Property Lease”).  During the last 18 months, none of the Acquired Companies has received or given any notice of any default or event that with notice of lapse of time, or both, would constitute a default by such Acquired Company under any Real Property Lease or sublease and, to the Knowledge of the Acquired Companies, no other party is in default thereof, and no party to any lease or sublease has exercised any termination rights with respect thereto.

5.6Personal Property.  Each Acquired Company has good and marketable title to, or a valid leasehold interest in, all of its tangible personal property and assets, in each case free and clear of any and all Liens other than Permitted Liens.  The tangible personal property and assets of each Acquired Company are in good operating condition and repair (subject to normal wear and tear).

5.7Litigation.  Except as set forth on Schedule 5.7 of the Sellers’ Disclosure Letter, there are no Proceedings pending or, to the Knowledge of the Acquired Companies, threatened against or by, related to or affecting any Acquired Company or their respective business, operations or assets.  To the Knowledge of the Acquired Companies no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Proceeding against, related to or affecting any Acquired Company or their respective business, operations or assets.  There are no Proceedings pending or to the Knowledge of the Acquired Companies threatened that question the legality, validity or enforceability of this Agreement, the

Ancillary Agreements or any of the transactions contemplated hereby or thereby or that could, individually or in the aggregate, reasonably be expected to materially impair the ability of the Sellers to perform on a timely basis their obligations under this Agreement or the Ancillary Agreements.  Schedule 5.7 of the Sellers’ Disclosure Letter lists all Proceedings to which any Acquired Company was a party or to the Knowledge of the Acquired Companies threatened to be made a party during the past five years (whether or not settled).  None of the items set forth (or required to be set forth) on Schedule 5.7 of the Sellers’ Disclosure Letter, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

5.8Compliance with Laws and Orders.

(a)Each Acquired Company is now, and has been, in compliance in all material respects with all Laws and Orders, in each case, applicable to each Acquired Company or their respective business, operations or assets.  None of the Acquired Companies has received any notice from any Governmental Authority or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any Law or Order, in each case, applicable to any Acquired Company or their respective business, operations or assets, or (b) any actual, alleged, possible or potential obligation or liability of any Acquired Company that is not incurred in the Ordinary Course of Business.

(b)None of the Acquired Companies nor any of their respective, direct or indirect, equityholders, directors, officers, representatives, employees or agents or any other Person acting on behalf of any such Person have, with respect to the business of any of the Acquired Companies, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity, (ii) made or offered to make any material unlawful payment to any government official or employee or any political party or campaign, or (iii) taken any action that would be deemed a violation of any provision of the Prevention of Corruption Act, Chapter 241 of Singapore, the Corruption, Drug Trafficking and Other Series Crimes (Confiscation of Benefits) Act, Chapter 65A of Singapore, U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 (as amended and in effect), the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions if such Acquired Company were subject to such Laws or a violation of any other international anti-bribery conventions or applicable local anti-corruption or bribery Laws.

(c)None of the Acquired Companies has violated any currency exchange or other similar Law applicable to any such Acquired Company.

(d)None of the Acquired Companies have received, will be entitled to and are and will be the beneficiary of any grant, subsidy or financial assistance from any Governmental Authority.

(e)None of the Acquired Companies or any of their respective, direct or indirect, equityholders, directors, officers, representatives, employees or agents have been involved in any proceedings relating to white collar crimes and crimes of insider trading, embezzlement, money laundering or theft, among others of similar nature.  No current or past Affiliate of any of the Acquired Companies has been involved in any proceedings relating to the foregoing during the period in which such Person was an Affiliate of any of the Acquired Companies.

(f)Without limiting the generality of the foregoing or any other representation or warranty in this Agreement, to the Knowledge of the Acquired Companies, none of the Acquired Companies has any customer, supplier or distributor relationship with, and is not a party to any Contract with, any Person (i) organized or domiciled in or that is a citizen of a restricted country as determined by the U.S. Department of State and the MAS, (including any Governmental Authority within any such country) or (ii) that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224 – Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism.

5.9Necessary Property.  The Acquired Companies are the only operations through which the Acquired Companies’ business is conducted, and the assets and properties, tangible and intangible, currently owned, leases or licensed by the Acquired Companies constitute all of the assets and properties necessary for the continued conduct of the Acquired Companies’ business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

5.10Conduct of Business.  Since January 1, 2021, the business and operations of the Acquired Companies have been conducted in the Ordinary Course of Business and there has not occurred any facts, events, developments or circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on any of the Acquired Companies.  Without limiting the generality of the foregoing, since January 1, 2021 and except as set forth in the Data Room, none of the Acquired Companies has:

(a)declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of, or other equity interests in, any of the Acquired Companies or repurchased, redeemed or otherwise acquired any outstanding shares of the capital stock or other securities of, or other ownership interests in, any of the Acquired Companies;

(b)transferred, issued, sold, pledged, encumbered or disposed of any shares of capital stock or other securities of, or other equity interests in, any of the Acquired Companies or granted options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other equity interests in, any of the Acquired Companies;

(c)effected any recapitalization, reclassification, stock split, combination or like change in the capitalization of any of the Acquired Companies, or amended the terms of any outstanding securities of any of the Acquired Companies;

(d)amended the organizational documents of any of the Acquired Companies;

(e) except in the Ordinary Course of Business: (i) increased the salary or other compensation or fringe benefits of any director, officer, employee or consultant of any of the Acquired Companies, (ii) granted any bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant (or set or adjusted performance targets under any existing bonus arrangements), (iii) increased the coverage or benefits available under any (or created any new) or otherwise modified or amended or terminated any such Employee Plan, (iv) retained the services of any new director, officer, employee or consultant, (v) entered into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors, officers, employees, agents or consultants of any of the Acquired Companies (or amended any such agreement to which any of the Acquired Companies is a party), (vi) taken any action to fund or in any other way secure the payment of compensation or benefits under any Contract, or Employee Plan, (vii) transferred assets from any Employee Plan or any trust, fund or account related thereto (other than in connection with the payment of benefits to an applicable participant (or beneficiary thereof) under such Employee Plan in the Ordinary Course of Business, or (viii) exercised any discretion to accelerate the vesting or payment of any compensation or benefit under any Employee Plan;

(f)issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any new Indebtedness or modified the terms of any Indebtedness or other liability;

(g)except in the Ordinary Course of Business and unless such amounts were in dispute in good faith, paid, repaid, failed to pay, delayed payment, discharged, purchased, repurchased or satisfied any Indebtedness (other than the accrual of interest pursuant to Indebtedness existing on the date hereof);

(h)subjected to any Lien, allowed or suffered to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, any of the Acquired Companies;

(i)acquired any material properties or assets or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed (including canceled or compromised any debt or claim or waived or released any material right) of any of the material properties or assets of, or used by, any of the Acquired Companies, other than in the Ordinary Course of Business;

(j)entered into any commitment for capital expenditures of any of the Acquired Companies in excess of $25,000 for any individual commitment or $50,000 for all commitments in the aggregate, other than in the Ordinary Course of Business;

(k)introduced any material change with respect to the operation of any of the Acquired Companies, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, made any change in product specifications or prices or terms of distributions of such products or changed its pricing, discount, allowance or return policies or granted any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(l)entered into any transaction or entered into, modified or renewed any Material Contract, other than in the Ordinary Course of Business;

(m)made any investments in or loans to, or paid any fees or expenses to, or entered into or modified any Contract with any Affiliate, other than in the Ordinary Course of Business;

(n)made a change in its accounting or Tax reporting principles, methods or policies;

(o)(i) made, revoked or changed any Tax election, (ii) changed any annual Tax accounting period, (iii) adopted or changed any method of Tax accounting, (iv) obtained any Tax ruling, entered into any closing agreement, settled any Tax claim, audit or assessment, or taken any affirmative action to surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, (v) amended or filed any Tax Return or filed a claim for any Tax refund, except in the Ordinary Course of Business or if such action would not have reasonably be expected to have a material effect on the Tax Liability or Tax attributes of any of the Acquired Companies, (vi) entered into any Tax sharing or similar agreement, or (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p)entered into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any of the Acquired Companies to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(q)terminated, amended, restated, supplemented or waived any rights under any Material Contract, other than in the Ordinary Course of Business;

(r)settled or compromised any pending or threatened Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $25,000;

(s)changed or modified its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or failed to pay or delayed payment of payables or other Liabilities;

(t)taken any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(u)failed to pay any required maintenance or other similar fees or otherwise failed to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property;

(v)reimbursed, or made any promises, arrangements, obligations, agreements, or commitments to reimburse, the expenses of any employee or director of the any of the Acquired Companies, except for ordinary, necessary and reasonable expenses that were directly related to the conduct of the Company’s business; or

(w)agreed to do anything prohibited by this Section 5.10.

5.11Labor Matters.

(a)None of the Acquired Companies has any Liability for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, workers compensation, social security or other benefits or obligations for employees or other service providers of any of the Acquired Companies (other than in accordance with Law or routine payments to be made in the Ordinary Course of Business).  There are no claims pending against any of the Acquired Companies under any workers’ compensation plan or policy, for unemployment compensation benefits or for long term disability.  No Person currently or previously employed by or providing services to any of the Acquired Companies or subcontracted by any of them has been involved in an accident in the course of such employment or subcontracting that would have caused other than minor injury, nor has any such Person been exposed to occupational health hazards in any such Acquired Company’s service.  There have been no claims (settled or unsettled) for injury or occupational health hazard against any of the Acquired Companies by any employee, service provider or subcontractor.

(b)No Liability has been incurred by any of the Acquired Companies for unfair dismissal, unlawful termination or any local law equivalent thereof, severance or redundancy payments, unemployment compensation, golden parachute, bonus or otherwise accruing from the termination of any applicable Contracts with or pertaining to service providers.  No claims relating to employment or employment practices, including for discrimination, sexual, moral or other harassment, have been made nor are any such claims pending or, to the Knowledge of the Acquired Companies, threatened, nor, to the Knowledge of the Acquired Companies, are there any facts or circumstances which may give rise to such a claim being made.  The Company has made all contributions required by Applicable Law to be made to the Central Provident Fund for and on behalf of each employee of the Company.

(c)None of the Acquired Companies is a party to or bound by any collective bargaining agreement or other labor union or similar Contract, and no collective bargaining agreement is being negotiated by any of the Acquired Companies.  To the Knowledge of the Acquired Companies, there are not any activities or proceedings of any labor union or similar organization to organize employees or other service providers of any of the Acquired Companies.  There is no labor dispute, strike or work stoppage against any of the Acquired Companies pending or, to the Knowledge of the Acquired Companies, threatened that would reasonably be expected to interfere materially with the business activities of any of the Acquired Companies, and there have not been any labor disputes, strikes or work stoppages against any of the Acquired Companies during the last five years.

(d)The Data Room contains a true, correct and complete list of all officers, directors, employees (permanent, temporary, part-time or otherwise), consultants, advisors, independent contractors and other service providers of each of the Acquired Companies, showing each such Person’s name, employer, position, date of commencement of service or appointment to office, rates of compensation, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year, and severance or termination payment or notice obligations payable in excess of those required or mandated by Law.  To the Knowledge of the Company, no such Person intends to terminate his or her relationship with the applicable Acquired Company.  Unless otherwise mandated by Law, the employment of each of the employees of the Acquired Companies is “at will.”

(e)There are no written personnel manuals, handbooks, policies, rules or procedures currently in effect applicable to any employee or other service provider of any of the Acquired Companies, other than those set forth in the Data Room of the Sellers’ Disclosure Letter, true and complete copies of which have heretofore been provided to the Buyer.

(f)There are no charges, complaints or investigations pending or to the Knowledge of the Acquired Companies threatened against any of the Acquired Companies before any Governmental Authority in any jurisdiction having responsibility for labor Laws, labor relations and other labor matters.

(g)To the Knowledge of the Acquired Companies, none of the employees or other service providers of any of the Acquired Companies are in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a concurrent or former employer or other service recipient relating to the right of such employee or other service provider to be employed by or provide services to the applicable Acquired Company, or such Person’s knowledge or use of Trade Secrets or proprietary information.

(h)Each of the Acquired Companies has complied and is currently in compliance in all material respects with all Laws in respect of personnel, employment and employment practices (including those related to labor, labor relations, fair employment practices, workers’ compensation, unemployment insurance, registration, labor, health and safety, occupational safety, plant closings, layoffs, employee and independent contractor classifications, immigration, affirmative action, data privacy and protection, terms and conditions of employment or service, wages and hours (including overtime compensation and mandatory rest and vacation requirements) and nondiscrimination in employment) and all applicable industrial instruments.  All service providers of any of the Acquired Companies are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable Tax and employment policies or Law).  The Acquired Companies have not and are not engaged in any unfair labor practice.

(i)No current or former employee, officer, director, consultant or other service provider of any of the Acquired Companies is indebted to the applicable Acquired Company, except for advances for ordinary business expenses in the Ordinary Course of Business.  The Acquired Companies have no obligation to reimburse any employee, director, Seller or other service provider of any of the Acquired Companies for any expense incurred prior to the date hereof, except for reasonable business expenses incurred in the Ordinary Course of Business in each instance not to exceed $500.

5.12Employee Benefit Plans.

(a)The Data Room includes a a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), in respect of any present or former directors, managers, officers, employees, consultants or independent contractors of any Acquired Company that are sponsored or maintained by any Acquired Company or with respect to which any Acquired Company has made or is required to make payments, transfers or contributions (all of the above being individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively), except for all such plans, contracts, programs, funds or arrangements that the Acquired Companies are required by Law to provide generally to directors, managers, officers, employees, agents, consultants or independent contractors.  No Acquired Company has any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b)True, correct and complete copies of the following materials have been delivered to the Buyer:  (i) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan; (ii) all determination letters from any Governmental Authority with respect to any of the Employee Plans; (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Employee Plans; and (iv) all current and prior trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan.

(c)Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws.  The Financial Statements accurately reflect the Employee Plan

Liabilities and accruals for contributions required to be paid to the Employee Plans, in accordance with the applicable generally accepted accounting principles consistently applied.  All contributions required to have been made to all Employee Plans as of the Closing Date will have been made as of the Closing Date.  There are no Proceedings pending or, to the Knowledge of the Company, threatened with respect to the Employee Plans (other than routine claims for benefits).  There have not occurred, nor are there continuing any transaction or breaches of fiduciary duties under applicable Law with respect to the Employee Plans that could have an adverse effect on (i) any Employee Plan or (ii) the condition of any of the Acquired Companies.

(d)All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(e)The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any Acquired Company to any current or former director, manager, officer, employee, agent or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former director, manager, officer, employee, agent or consultant (or dependents of such Persons) of any Acquired Company.

(f)Subject to applicable Law, each Acquired Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(g)All contributions required to be paid with respect to workers’ compensation arrangements of any Acquired Company have been made or accrued as a liability in the Financial Statements.

(h)All employees of each Acquired Company are in active service and no employees or former employees of any Acquired Company are receiving salary continuation, short-term disability or long-term disability benefits under any Employee Plan.

5.13Material Contracts.

(a)The Data Room sets forth a correct and complete list of the following Contracts to which any Acquired Company is a party to or to which any of the assets any Acquired Company are bound (such contracts are, collectively, the “Material Contracts”):

(i)governing Indebtedness of the Acquired Companies or the Guarantee of the repayment of Indebtedness of the Acquired Companies or granting of Liens on any property or asset of any Acquired Company;

(ii)relating to advances or loans by any of the Acquired Companies to any other Person, other than advances for prepaid services in the Ordinary Course of Business or for ordinary and necessary employee travel;

(iii)containing covenants limiting the freedom of any Acquired Company to compete or engage in any line of business or with any Person or in any geographic area or market;

(iv)with any Seller or any Affiliate (other than any of the Acquired Companies);

(v)for the purchase of services, technology, materials, supplies or equipment that involves more than $50,000;

(vi)providing for the sale or furnishing, of materials, supplies, services, merchandise or equipment (including Information Systems or Software or other property or services) in excess of $50,000;

(vii)concerning any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(viii)granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset, property or service of any Acquired Company;

(ix)pertaining to (A) the lease of real property or (B) equipment or other personal property in excess of $25,000;

(x)containing a “most favored nation” or similar pricing agreement;

(xi)involving a joint venture, partnership or similar arrangement or involving the sharing of profits, losses, costs or liability by any Acquired Company with any other Person;

(xii)involving any Governmental Authority;

(xiii)involving the acquisition or disposition of any business enterprise or line of business, whether via merger, stock or asset purchase or otherwise;

(xiv)consisting of any intercompany agreement between two Acquired Companies and/or their Affiliates, including those necessary to support transfer pricing under applicable Laws, or

(xv)any other material contract or agreement not made in the Ordinary Course of Business (A) which are material to any of the Acquired Companies or (B) under which the rights of an Acquired Company may be materially and adversely affected as a result of the transaction contemplated in this Agreement.

(b)The Acquired Companies have provided to the Buyer true, correct and complete copies of each Material Contract, as amended through the Closing Date.  Each Material Contract is a valid, binding and enforceable obligation of the applicable Acquired Company and to the Knowledge of the Acquired Companies the other parties thereto, enforceable in accordance with its terms.  With respect to the Material Contracts disclosed (or required to be disclosed) in the Data Room:  (i) no Acquired Company nor any other party thereto, is in default under or in violation of any material obligations to be performed by it thereunder, (ii) to the Knowledge of the Acquired Companies no event has occurred that, with notice, would constitute such a material default or violation, (iii) no Acquired Company has released any of its rights under any Material Contract and (iv) no party to a Material Contract has repudiated any of the terms thereof or to the Knowledge of the Acquired Companies threatened to terminate, cancel or not renew any Material Contract.

5.14Permits.  The Data Room sets forth a true, correct and complete list and description of all Permits held by each Acquired Company and used by it in the conduct of its business.  Each Acquired Company is in material compliance with the terms of such Permits and there is no pending or to the Knowledge of the Acquired Companies threatened termination, expiration, suspension, withdrawal or revocation of any such Permits.  Except for the Permits set forth in the Data Room of the Sellers’ Disclosure Letter, there are no material Permits, whether written or oral, necessary or required for the conduct of the business of the Acquired Companies.  Each Permit is valid and in full force and effect and none of the Permits will lapse, terminate, expire or otherwise be impaired as a result of the performance of this Agreement or the Ancillary Agreements by the Sellers or the consummation of the transactions contemplated hereby or thereby.

5.15Intellectual Property.

(a)The Data Room sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, and in the case of unregistered Trademarks, country of use and date of first use, a complete and correct list of all the following Intellectual Property owned by any Acquired Company:  (i) Patents; (ii) registered Copyrights and applications therefor; (iii) registered Trademarks, material unregistered Trademarks, and applications for registration of Trademarks; (iv) Software; and (v) Domain Name registrations and applications therefor.  All fees associated with maintaining any such items have been paid in full in a timely manner to the proper Governmental Authority.  Except as set forth in the Data Room with respect to such matters, all of such items have been duly registered with, filed in or issued by, as the case may be, the applicable filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Intellectual Property Law, and such registrations, filings, issuances and other actions remain in full force and effect.

(b)All former and current consultants or contractors to any Acquired Company with responsibility for the development or implementation of any Intellectual Property have executed and delivered valid written instruments that assign to such Acquired Company all rights to any Intellectual Property developed by them in the course of their performing services for such Acquired Company.  All employees of any

Acquired Company who participated in the creation or contributed to the conception or development of Intellectual Property relating to the business of any Acquired Company were employees of such Acquired Company at the time of rendering such services and such services were within the scope of their employment.  To the extent required by applicable Law for an Acquired Company to own any such Intellectual Property, such employees have otherwise validly assigned such Intellectual Property to such Acquired Company.  No current or former shareholder, member, partner, director, manager, officer, employee, consultant, contractor, agent or other representative of any Acquired Company owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by any Acquired Company.

(c)Each Acquired Company uses reasonable measures to maintain the secrecy of all Trade Secrets of such Acquired Company.

(d)The operation of the Acquired Companies’ business as currently conducted or any part thereof, and the possession or use of any owned Intellectual Property has, does and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person nor does or will the operation of the Acquired Companies’ business, as currently conducted, constitute unfair competition or deceptive or unfair trade practice.  None of the Intellectual Property owned by the Acquired Companies is being infringed or otherwise used or available for use by any Person other than an Acquired Company.

(e)The Acquired Companies have complied at all times and in all material respects with all relevant requirements of any applicable data protection Law, Order or industry standard setting organizations, including compliance with the Acquired Companies’ own data protection principles, requests from data subjects for access to data held by any Acquired Company and any Law, Order or industry standard requirements relating to the registration of data users insofar as the same pertain to any aspect of the Acquired Companies’ business.  No Acquired Company has received any Order or other notification from a Governmental Authority regarding non-compliance or violation of any data protection principles or Law.  No Person has claimed any compensation from any Acquired Company for the loss of or unauthorized disclosure or transfer of personal data, and to the Knowledge of the Acquired Companies no facts or circumstances exist that might give rise to such a claim insofar as the same relate to any Acquired Company.

(f)The Data Room lists all the Information Systems used by any Acquired Company and operated by any other Person.  Except for the Internet and those Information Systems set forth in the Data Room, all Information Systems used by any Acquired Company are owned, controlled and operated by such Acquired Company and are not wholly or partly dependent upon any Information System of any other Person (other than the Internet).  All Information Systems used by any Acquired Company are sufficient for the conduct of its business as currently conducted.  Each Acquired Company uses reasonable means, consistent with state of the art generally available to the public, to protect the security and integrity of all Information Systems used by any Acquired Company.  Each Acquired Company’s use of any Software does not exceed the scope of any license to such Software.

(g)No Proceeding is pending or to the Knowledge of Sellers threatened, that (i) challenges the rights of the Acquired Companies in respect of any Intellectual Property or the scope of Intellectual Property, or (ii) asserts that the operation of the business of the Acquired Companies is, was or will be infringing or otherwise in violation of any Intellectual Property, or is required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property.  None of the Owned Intellectual Property is or has been subject to any Order, and none of the Acquired Companies has been subject to any Order in respect of any other Person’s Intellectual Property.

(h)Upon and after the Closing, the Buyer will have the right to own, be licensed or otherwise have the valid right to exploit all Intellectual Property in the possession of the Acquired Companies as of the Closing Date upon the same terms and subject to the same conditions as exploited by the Acquired Companies prior to the Closing.  The Owned Intellectual Property, together with the Intellectual Property that is licensed to the Acquired Companies, constitutes all of the Intellectual Property necessary to operate the business of the Acquired Companies, as applicable, as it is currently conducted.

5.16Insurance. The Data Room sets forth a true, correct and complete list and brief description (including all applicable premiums and deductibles) of all insurance policies owned or maintained by each Acquired Company or to which any Acquired Company is a party, named insured or otherwise the beneficiary of coverage, or under which any Acquired Company or any director, manager or officer of any Acquired Company is or has been a party, an insured or otherwise the beneficiary of coverage.  With respect to each such policy:  (i) the policy is valid and enforceable and in full force and effect; (ii) the applicable Acquired Company has paid all premiums due and has otherwise performed all of its obligations under such policy; (iii) there is no breach or default by any Acquired Company, and no event has occurred that, with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the policy and the execution of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in such breach or default or permit any such termination, modification or acceleration; and (iv) no party to the policy has repudiated any provision thereof.  No notice of cancellation or termination or non-renewal has been received with respect to any such policy.  The insurance maintained by the Acquired Companies is sufficient to comply with all applicable Laws and Contracts to which any Acquired Company is a party and is of a type and nature and covers risks that is consistent with good practice in the relevant industry and jurisdiction.  To the Knowledge of the Company, there is no threatened material premium increase with respect to any of such insurance policies.

5.17Financial Statements.

(a)Schedule 5.17(a) of the Sellers’ Disclosure Letter of the Disclosure Schedule sets forth true, correct and complete copies of (i) the unaudited consolidated balance sheet of the Acquired Companies as December 31, 2020, and the related statements of income and cash flows of the fiscal years then ended, and the other financial information included therewith (the “Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of February 28, 2021, and the related statements of income and cash flows for the two-month period then ended (the “Interim Financial Statements”).

(b)Except as set forth on Schedule 5.17(b) of the Sellers’ Disclosure Letter, the Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Acquired Companies at the dates and for the time periods indicated and have been prepared in accordance with SFRS except as set forth on Schedule 5.17(b) of the Sellers’ Disclosure Letter.  The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of the Acquired Companies at the date and for the period indicated and have been prepared in accordance with SFRS except as set forth on Schedule 5.17(b) of the Sellers’ Disclosure Letter, consistent with the Financial Statements.  The Financial Statements and the Interim Financial Statements were derived from the books and records of the Acquired Companies, which are true, correct and complete, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  The Acquired Companies’ internal controls and procedures are sufficient to ensure that the Financial Statements and the Interim Financial Statements are accurate in all respects.

(c)No Acquired Company has any Liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing Date, except:  (i) Liabilities reflected in the Interim Financial Statements; or (ii) Liabilities that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business, none of which relates to (A) breach of Contract, (B) breach of warranty, (C) tort, (D) infringement, (E) violation of Law or (F) any environmental liability.

5.18Accounts Receivable.  All accounts and notes receivable of the Acquired Companies represent sales made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by an Acquired Company.  There are no material disputes with respect to any of the accounts receivable.  All of the accounts and notes receivable of the Acquired Companies are, in the aggregate, collectible in full, net of the reserve therefor reflected in the Interim Financial Statements, within 120 days of the Closing Date.  No counter claims, defenses, offsetting claims or adjustments with respect to the accounts or notes receivable of the Acquired Companies are pending or to the Knowledge of the Acquired Companies threatened.  None of the Acquired Companies have agreed to any deduction, discount or other deferred price or quantity adjustment with respect to any of its accounts receivables.

5.19Intentionally Deleted.

5.20Books and Records.  All statutory or other corporate books (including all registers and minute books), records and accounts of each Acquired Companies are true, correct and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  The statutory or other corporate books (including all registers and minute books) of each Acquired Company previously delivered to the Buyer are true, correct and complete and accurately reflect in all material respects all actions taken by such Acquired Company.

5.21Taxes.   Except as set forth in the Data Room:

(a)All Tax Returns with respect to any Pre-Closing Tax Period by or on behalf of any Acquired Company, to the extent required to be filed on or before the Closing Date, have been filed in accordance with all applicable Laws.  The Acquired Companies are not required to file any Tax Returns in any country other than the country of their organization or formation, including as a result of its purchase or supply of products or services (whether remotely, digitally or otherwise) in any other country.

(b)All Tax Returns with respect to Pre-Closing Tax Periods correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of each Acquired Company in all material respects.  No Acquired Company is currently a beneficiary of any extension of time within which to file any Tax Return.

(c)All Taxes due and payable owed by any Acquired Company (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.

(d)Each Acquired Company has filed or provided all information, returns or reports, that are required to have been filed or provided and have accurately reported all information required to be included on such returns or reports.

(e)Each Acquired Company has correctly withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, the Sellers or other Person.

(f)No Tax Return of any Acquired Company with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.

(g)No Acquired Company has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.

(h)There is no proceeding now pending or to the Knowledge of the Acquired Companies threatened against or with respect to any Acquired Company in respect of any Tax.

(i)There are no Liens for Taxes upon the assets or properties of any Acquired Company, except for Permitted Liens.

(j)No Acquired Company has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income,

revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which such Acquired Company was the parent.  No Acquired Company has liability for the Taxes of any Person (other than such Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(k)No Acquired Company, nor any Seller, has received notice of any claim by a Governmental Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.  No election has ever been filed with the Taxing Authorities of the United States with respect to any of the Acquired Companies pursuant to Section 301.7701 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign Law).

(l)All payments directly or indirectly made by or received by any Acquired Company to or from any Seller or any other related party has been made on an arm’s length basis and in compliance with all transfer pricing (or similar) Laws, rules or regulations applicable thereto.  Each Acquired Company has properly documented (including by having prepared the necessary transfer pricing studies) all information necessary to comply with all transfer pricing (or similar) Laws, rules or regulations applicable thereto and has filed or otherwise provided to any Governmental Authority any such information as required by applicable Law. All such information is correct, complete and properly prepared and maintained in accordance with all applicable Laws and the Acquired Companies have provided complete and correct copies of any such information, including all transfer pricing studies.

(m)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Closing Date, (iii) under the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) as a result of any intercompany transaction or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provisions of state, local or foreign Law), (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of the discharge of any indebtedness on or prior to the Closing Date under Section 108(i) of the Code (or any similar provisions of state, local or foreign Law).

(n)No Acquired Company is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.

(o)No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)No Acquired Company has, nor has ever had, a permanent establishment in any foreign country other than the country in which such Acquired Company is organized or formed and, for the purposes of the laws of other jurisdictions, no purchase or supply of products or services (whether remotely, digitally or otherwise) would result in any Acquired Company being deemed to be engaged in a trade or business in any foreign country other than the country in which such Acquired Company is organized or formed.

5.22Customers and Suppliers.

(a)Schedule 5.22(a)(1) of the Sellers’ Disclosure Letter sets forth the top 10 customers by revenue of the Acquired Companies for the year ended December 31, 2020 (“Material Customers”).  Except as set forth on Schedule 5.22(a)(2) of the Sellers’ Disclosure Letter, (i) all Material Customers continue to be customers of the Acquired Companies and none of such Material Customers has reduced materially its business with the Acquired Companies from the levels achieved during the year ended December 31, 2020, and to the Knowledge of the Acquired Companies no such reduction is currently expected to occur; (ii) no Material Customer has modified or notified the Acquired Companies of an intention to modify any terms or the pricing of such Material Customer’s agreement or business with the Acquired Companies and to the Knowledge of the Acquired Companies no such modification is currently expected to occur; (iii) no Material Customer has terminated its relationship with the Acquired Companies or to the Knowledge of the Acquired Companies has threatened to do so; (iv) the Acquired Companies are not involved in any claim, dispute or controversy with any Material Customer; and (v) the Acquired Companies are not involved in any material claim, dispute or controversy with any of their other customers.

(b)Schedule 5.22(b)(1) of the Sellers’ Disclosure Letter sets forth the top 10 suppliers of the Acquired Companies for the year ended December 31, 2020 (“Material Suppliers”).  Except as set forth on Schedule 5.22(b)(2) of the Sellers’ Disclosure Letter, (i) all Material Suppliers continue to be suppliers of the Acquired Companies and none of such Material Suppliers has reduced materially its business with the Acquired Companies from the levels achieved during the year ended December 31, 2020, and to the Knowledge of the Acquired Companies no such reduction is currently expected to occur; (ii) no Material Supplier has modified or notified the Acquired Companies of an intention to modify any terms or the pricing of such Material Supplier’s agreement or business with the Acquired Companies and to the Knowledge of the Acquired Companies no such modification is currently expected to occur; (iii) no Material Supplier has terminated its relationship with the Acquired Companies or to the Knowledge of the Acquired Companies has threatened to do so; (iv) the Acquired Companies are not involved in any claim, dispute or controversy with any Material Supplier; and (v) the Acquired Companies are not involved in any material claim, dispute or controversy with any of their other suppliers.  No supplier to any Acquired Company represents a sole source of supply for goods and services used in the conduct of the Acquired Companies’ business.

5.23Related Party Transactions.  Except as set forth in the Data Room and other than for compensation received as employees of the Acquired Companies, none of the Sellers or any of their respective Affiliates, nor any shareholder, member, partner, director: (a) has any direct or indirect interest in any material property, asset or right that is owned or used by any Acquired Company in the conduct of its business; or (b) is a party to any agreement or transaction with any Acquired Company.  Except as set forth in the Data Room, there is no outstanding Indebtedness owed to any Acquired Company from any shareholder, member, partner, director of any Acquired Company or any Seller or any of their respective Affiliates.

5.24Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Acquired Companies, the Sellers in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Acquired Companies or the Sellers.

5.25Competition.  No agreement or commitment now in effect has been signed by any of the Acquired Companies restricting its freedom to supply and/or receive goods and/or services.  No Acquired Company has been or is part of any agreement, pact, concerted practice or conduct that infringes any applicable Law on restrictive practices concerning competition.

ARTICLE 6:  REPRESENTATIONS AND WARRANTIES OF THE BUYER

Each of the Buyer and the Guarantor (the “relevant warrantor”) hereby represents and warrants to the Sellers as follows:

6.1Existence and Good Standing.  The relevant warrantor is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of Delaware. The relevant warrantor has full entity power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated and held.

6.2Power.  The relevant warrantor has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.

6.3Validity and Enforceability.  This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the relevant warrantor and, assuming due authorization, execution and delivery by the Sellers, represent the legal, valid and binding obligation of the relevant warrantor, enforceable against the relevant warrantor in accordance with their respective terms, subject to the General Enforceability Exceptions.  The relevant warrantor has the requisite right, power, authority and capacity to execute and deliver and to perform its obligations under, this Agreement and the Ancillary Agreements.  The execution and delivery by relevant warrantor of this Agreement and the Ancillary Agreements to which the relevant warrantor is party, and the performance of the transactions provided herein and therein, have been duly and validly authorized by all necessary corporate actions of the relevant warrantor. No further action on the part of the relevant warrantor is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

6.4No Conflict.  Neither the execution of this Agreement or the Ancillary Agreements nor the performance by the relevant warrantor of its obligations hereunder or thereunder will (i) violate or conflict with the relevant warrantor’s certificate of formation or limited liability company agreement, (ii) conflict with or violate any Law or Order applicable to the relevant warrantor (with or without notice or lapse of time or both), or by which any of its properties or assets is bound, (iii) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (A) any Contract, will, permit, franchise, license or other instrument applicable to the relevant warrantor, or (B) any Order of any Governmental Authority to which the relevant warrantor is a party or by which any of its assets or properties are bound or (iv) conflict with or violate any arbitration award applicable to the relevant warrantor.

6.5Litigation.  There is no Proceeding pending or, to the knowledge of the relevant warrantor, threatened against, relating to or involving the relevant warrantor which could reasonably be expected to adversely affect the relevant warrantor’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreements.

6.6Consents.  No consent, approval or authorization of any Person or Governmental Authority is required in connection with the execution and delivery by the relevant warrantor of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

6.7Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the relevant warrantor in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the relevant warrantor.

6.8Financial Capability.  The relevant warrantors, collectively, have sufficient available funds immediately available or other sources of immediately available funds to enable it to pay the Sellers the Purchase Price and satisfy its obligations under this Agreement and the Earn-Out Agreement.

ARTICLE 7:  COVENANTS AND AGREEMENTS

7.1Interim Operations of the Acquired Companies.  From the date of this Agreement until the Closing or the earlier termination of this Agreement, except as contemplated by this Agreement, or otherwise with Buyer’s prior written consent, Sellers shall and shall cause the Acquired Companies, as applicable, to (a) use all commercially reasonable efforts to maintain and to preserve the Acquired Companies’ present business organization intact, (b) conduct each Acquired Company’s business in the ordinary course of business consistent with past practice, (c) use all commercially reasonable efforts to keep available the services of the employees of each of the Acquired Companies, including the directors, managers and officers of each Acquired Company; and (d) manage Net Working Capital, including collecting receivables, extinguishing payables and maintaining inventory levels, in each case, in accordance with the Ordinary Course of Business.  From the date hereof until the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement, or otherwise with Buyer’s prior written consent, the Sellers shall not, and shall cause the Acquired Companies not to undertake or permit any action that would (i) require disclosure under Section 5.10 hereof had such action occurred prior to the date of signing this Agreement, or (ii) likely result in a Material Adverse Effect; provided, however, that the prior to Closing the Company may make a dividend of all or any portion of its Cash on hand.  The Buyer acknowledges and agrees that: (A) nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Closing, and (B) prior to the Closing, the Sellers and the members of the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement (including the covenants set forth in this Section 7.1), complete control and supervision over the operations of the Acquired Companies.

7.2Reasonable Access.  From the date hereof until the Closing or the earlier termination of this Agreement, and subject to applicable Law, the Company shall give, and shall cause the Acquired Companies to give, Buyer and its representatives, upon reasonable advance written notice to the Acquired Companies or its representatives, reasonable access, during normal business hours, to the assets, properties, books, records and agreements of the Acquired Companies and the Acquired Companies shall permit Buyer to make such inspections as Buyer may reasonably require and to furnish Buyer during such period with all such information related to the Acquired Companies as Buyer may from time to time reasonably request.

7.3Publicity.  The Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions contemplated hereby and no Party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer (in the case of the Acquired Companies or the Sellers) or the Seller Representative (in the case of the Buyer), except as required by applicable Law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system on which such Party (or its ultimate parent entity) is listed.  Each Party will not unreasonably delay, withhold or condition approval from the others with respect to any such press release or public announcement.

7.4Reasonable Best Efforts; Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, to carry out the intent and purposes of the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) obtaining all of the necessary consents, authorizations and approvals from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain consents, authorizations and approvals from, or to avoid any Proceeding by, any Governmental Authority and (b) the execution and delivery of any additional documents, instruments, certificates, agreements and other writings necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.5Exclusivity.

(a)From the date hereof until the Closing or the earlier termination of this Agreement, the Sellers shall not, and shall not permit any of the Acquired Companies or any of the Affiliates, directors, officers, employees, representatives or agents of the Sellers or the Acquired Companies (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase, licensing, assignment or disposition of any material amount of the assets of any of the Acquired Companies or any equity securities or other ownership interests of any of the Acquired Companies other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of any of the Acquired Companies in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)From the date hereof until the Closing or the earlier termination of this Agreement, the Sellers shall notify the Buyer orally and in writing promptly (but in no event later than 24 hours) after receipt by any of the Sellers or their Affiliates, including any Acquired Company or any of the Representatives thereof of any proposal or offer from any Person other than the Buyer to effect an Acquisition Transaction or any request for non-public information relating to any of the Acquired Companies or for access to the properties, books or records of any of the Acquired Companies by any Person other than the Buyer for purposes of effecting an Acquisition Transaction.  Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of any of the Acquired Companies, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.  The Sellers shall keep the Buyer informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

7.6Release.  Except for the obligations of the Buyer arising under this Agreement or the Ancillary Agreements, each Seller, on his or its own behalf and on behalf of his or its executors, personal representatives, successors and assigns, does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge each of the Acquired Companies and their respective successors, assigns and predecessors, and their present and former officers, directors, managers, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (the “Released Parties”), from, against and with respect to any and all actions, causes of action, complaints, costs, damages, demands, defenses, expenses, fees, interest, judgments, Liabilities, Losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that such Seller or his or its heirs, executors, personal representatives, beneficiaries, successors, assigns or Affiliates ever had or now has, or may hereafter have or acquire, against the Released Parties that (a) arise, directly or indirectly, out of or are related to, the Seller’s Shares, or (b) relate, directly or indirectly, to the direct or indirect operation, business, affairs, management or financial condition of the Company or any of the Acquired Companies, in either case occurring at any time on or prior to the Closing Date.

7.7Notification of Certain Matters.  Each Seller and the Company, on the one hand, and the Buyer, on the other hand, agree to give prompt notice to the other of (a) any failure on its part to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder and (b) the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely; provided that the delivery of any notice pursuant to this Section 7.7, does not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

ARTICLE 8:  conditions to closing

8.1Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)Buyer must have performed in all material respects all obligations required to be performed by Buyer under this Agreement at or prior to the Closing.

(b)Buyer must have delivered or caused to be delivered to the Sellers the items required by Section 3.3.

(c)No court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced, and none of the parties hereto is subject to, any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and there is no pending or threatened Proceeding seeking to restrain, enjoin or otherwise prohibit the transactions contemplated by this Agreement.

8.2Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)Each of the Fundamental Representations and Warranties shall be true and correct on the date hereof and as of the Closing Date, in all but de minimis respects, except for such representations and warranties which are made as of a specified date or dates, which shall be measured only as of such specified date or dates.

(b)The Sellers and the Acquired Companies must have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; provided, however, that with respect to obligations, agreements and covenants that are qualified by materiality, the Sellers and the Acquired Companies shall have performed or complied with such obligations, agreements and covenants, as so qualified, in all respects.

(c)Subject to the provision of Section 3.1, the Sellers must have delivered or caused to be delivered to Buyer the items required by Section 3.2.

(d)No change, occurrence, event, development, impact, fact, circumstance, condition or effect shall have occurred that has had a Material Adverse Effect.

(e)With respect to the suppliers listed on Schedule 8.2(e) of the Sellers’ Disclosure Letter only, (i) such suppliers shall continue to be suppliers of the Acquired Companies directly after Closing and none of such suppliers shall have reduced materially its business with the Acquired Companies from the levels achieved during the year ended December 31, 2020, and to the Knowledge of the Acquired Companies no such reduction is currently expected to occur; (ii) no such supplier has terminated its relationship with the Acquired Companies or to the Knowledge of the Acquired Companies has threatened to do so; (iii) the Acquired Companies are not involved in any claim, dispute or controversy with any of such suppliers; (iv) there shall not have occurred any reduction or termination of representation of such supplier by the Acquired Companies in any territory, or (iv) there shall not have occurred any material reduction in advertising inventory provided by such suppliers to the Acquired Companies.

(f)That certain Services Agreement, dated as of the date hereof, by and between the Company and P. De Kroon shall not have been amended, modified or terminated in any respects.

(g)No court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced, and none of the parties hereto is subject to, any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and there is no pending or threatened Proceeding seeking to restrain, enjoin or otherwise prohibit the transactions contemplated by this Agreement.

8.3Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by and subject to Section 7.4.

ARTICLE 9: termination of agreement

9.1Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of the Buyer and the Seller Representative;

(b)by either the Buyer or the Seller Representative if the transactions contemplated by this Agreement have not been consummated on or prior to October 1, 2021; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available if a breach of any provision of this Agreement by the Party seeking to terminate this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c)the Buyer or the Seller Representative, upon written notice to the other, if a Governmental Authority of competent jurisdiction has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, the Party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall not have initiated such proceeding or taken any action in support of such proceeding;

(d)by the Seller Representative, if Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.1(a) would not be satisfied and such breach or failure to perform is not cured within 10 Business Days after receipt of written notice thereof of such breach or failure by Buyer; provided that Seller Representative shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Sellers or the Company is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 8.2(a) or Section 8.2(b) could not then be satisfied.

(e)by Buyer, if (i) the Seller Representative, the Sellers or the Acquired Companies have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any Fundamental Representation such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within 10 Business Days after receipt of written notice thereof of such breach or failure by Seller Representative; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if Buyer is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.1(a) could not then be satisfied.

9.2Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1, this Agreement will become void and have no effect, without any liability or obligation on the part of the parties hereto or their respective Affiliates, and their respective officers, directors, direct or indirect equityholders, employees, agents or representatives, other than (i) the provisions of Section 7.3, this Section 9.2 and Article 12 (solely applicable to those obligations that survive termination) which will survive any termination of this Agreement and (ii) no such termination will relieve any Party for any liability for breach of any covenant or agreement contained in this Agreement occurring prior to such termination or for fraud.

ARTICLE 10:TAX MATTERS

10.1Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) shall be borne and paid by the Buyer. The Seller Representative and the Buyer, shall cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law.

10.2Certain Controversies.  This Section 10.2 shall control any inquiry, assessment, Proceeding or other similar event relating to Taxes.  The Buyer has the right to represent the interests of the Acquired Companies before the relevant Governmental Authority with respect to any inquiry, assessment, Proceeding or other similar event relating to any Pre-Closing Tax Period (a “Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter.  If the Sellers would be required to indemnify the Buyer, the Acquired Companies or any of their respective Affiliates pursuant to Section 11.1 of this Agreement with respect to such Tax Matter, then: (a) the Seller Representative shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at his, her or its own expense, separate from counsel employed by the Buyer, and (b) the Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Sellers without the prior written consent of the Seller Representative, which consent shall not be unreasonably conditioned, withheld or delayed.

10.3Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Acquired Companies will be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies will not be bound thereby or have any liability thereunder.

10.4Allocation.  The Buyer and the Sellers shall allocate the Purchase Price and any Liabilities that are assumed to the extent included in amount realized for federal income Tax purposes among the assets of the Acquired Companies as reasonably proposed by the Buyer.  Neither the Buyer or the Sellers nor any of their respective Affiliates shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so by Law.  Each Party will provide prompt notice to the other parties of any inquiry, assessment, Proceedings or similar events by any Governmental Authority with respect to such allocation.

ARTICLE 11:  REMEDIES

11.1General Indemnification Obligation.

(a)Indemnification by the Sellers.  The Sellers shall indemnify and hold harmless the Buyer from and against any and all losses, Liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, loss of Tax benefits, reasonable costs, reasonable fees, reasonable expenses (including, without limitation, reasonable attorneys’ fees) and reasonable disbursements (collectively, “Losses”) based upon, arising out of or otherwise in respect of:  (i) any inaccuracies in or any breach of any representation or warranty of the Sellers contained in this Agreement (including those set out in any schedule or exhibit attached hereto); (ii) any breach of any covenant or agreement of the Sellers or the Seller Representative contained in this Agreement (including those set out in any schedule or exhibit attached hereto); (iii) any Indebtedness of the Acquired Companies, Selling Expenses or Employee Payments not fully paid on the Closing Date or not included in the computation of the Purchase Price; (iv) all Taxes (or the nonpayment thereof) of the Acquired Companies for any Pre-Closing Tax Period; and (v) those matters set forth on Schedule 11.1(a)(v).  The Sellers’ liability with respect to the Losses of the Buyer shall be as follows: (A) to the extent such Losses are related solely to either a breach by one or more Sellers of a representation and warranty in Article 4 or a covenant made by such Seller, each Seller’s liability shall be several but not joint with respect to the portion of the Losses caused by such Seller’s breach and (B) for all other matters for which a Buyer may seek indemnification under this Article 11, the Sellers’ liability shall be of a several but not joint nature based on such Sellers’ Participation Percentage.

(b)Indemnification by the Buyer.  The Buyer shall indemnify and hold harmless the Sellers from and against any and all Losses based upon, arising out of or otherwise in respect of: (i) any inaccuracies in or any breach of any representation or warranty of the Buyer contained in this Agreement (including those set out in any schedule or exhibit attached hereto), and (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement (including those set out in any schedule or exhibit attached hereto).

(c)No Contribution.  Under no circumstances will any of the Acquired Companies have any obligation to indemnify any of its respective directors, managers or officer, or relieve any Person of such liability, in respect of any matter for which any Buyer is entitled to be indemnified (or would be entitled to be indemnified but for the Threshold or the Cap or the expiration of any survival period) by the Sellers pursuant to this Article 11.  All references in this Agreement (including the exhibits and schedules attached hereto) to “material,” “material respects,” “Material Adverse Effect,” and similar qualifications are to be excluded with regard to determining the amount of Losses arising from an inaccuracy in or breach of a representation or warrant for which a Buyer is entitled to indemnification hereunder, but not with respect to determining whether an inaccuracy or breach of a representation or warranty has occurred.

11.2Notice and Opportunity to Defend.

(a)Notice of Liability Claim.  Promptly after a Party becomes aware of any claim that such Party has under Section 11.1 that may result in a Loss (a “Liability Claim”), such Party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the Party obligated to indemnify under Section 11.1 (the “Indemnifying Party”).  Any Claims Notice with respect to a Liability Claim against any or all of the Sellers must be delivered to the Sellers Representative or on behalf of such Seller or Sellers.  A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party.  No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.  The Sellers Representative, if the Sellers (or any of them) are the Indemnifying Party, or the Buyer, if it is the Indemnifying Party, shall respond to the Indemnified Party (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claims Notice is sent by the Indemnified Party.  Any Claim Response must specify whether or not the Indemnifying Party disputes the Liability Claim described in the Claims Notice.  If the Sellers Representative, if the Sellers (or any of them) are the Indemnifying Party, or the Buyer, if it is the Indemnifying Party, fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed to dispute the Liability Claim described in the related Claims Notice.  If the Sellers Representative, if the Sellers (or any of them) are the Indemnifying Party, or the Buyer, if it is the Indemnifying Party, elects not to dispute a Liability Claim described in a Claims Notice by delivery of such election to the Indemnified Party, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the Indemnified Party the amount of Losses specified in the Claims Notice, subject to the limitations contained in this Article 11, in each case, within 10 days after the last day of the applicable Response Period.  If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice or does not deliver a Claim Response within the Response Period, then the Buyer and the Sellers Representative shall promptly meet and use their reasonable efforts to settle the dispute.  If the Buyer and the Sellers Representative are unable to reach agreement within 30 days after the conclusion of the Response Period, then either the Buyer or the Sellers Representative may resort to any available remedies, subject to the limitations set forth in this Agreement.

(b)Third-Party Claims.  If any Claims Notice identifies a Liability Claim brought by a third party (a “Third Party Claim”), then the Sellers Representative if the Sellers (or any of them) are the Indemnifying Party, or the Buyer, if it is the

Indemnifying Party, has the right, exercisable by written notice to the Indemnified Party within 10 days after receipt of such Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article 11, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the: (i) defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Third Party Claim solely seeks (and continues to seek) monetary damages; (iii) the Third Party Claim does not include criminal charges or relate to the Indemnified Party’s or any Group Company’s employees, customers, suppliers or other service providers; and (iv) the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Third Party Claim (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”).  If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 11.2(b), the Indemnified Party may continue to defend the Third-Party Claim.  If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 11.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim; provided, however, that if (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection with such defense.  The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, (2) grants any injunctive or equitable relief or (3) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party.  The Indemnified Party had the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party in accordance with this Section 11.2(b).

(c)Cooperation.  The Indemnifying Party and the Indemnified Party shall cooperate and make available to the other Party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel (upon no less than 48 hours’ notice during normal business hours and, in the case of personnel, at their normal place of employment), as may be reasonably required in connection with the resolution of such dispute.  No Party shall have the right of access to information relating to any information the disclosure of which would jeopardize any legal privilege or work product privilege available to the Buyer, the Acquired Companies or the Subsidiaries, on the one hand, or the Sellers, on the other hand, or any of their respective Affiliates relating to such information.

11.3Survivability; Limitations.

(a)Survivability.  The representations and warranties of the Sellers and the Buyer contained in this Agreement will survive for a period ending on the 18-month anniversary of the Closing Date (the “Expiration Date”); provided, however, that:  (i) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in any of the Fundamental Representations will be six (6) years from the Closing Date; (ii) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in Section 5.21 will be six (6) years from the Closing Date and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 11.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.  All of the covenants and agreements of the Sellers and the Buyer contained in this Agreement will survive after the Closing Date in accordance with their terms.

(b)Limitations of the Sellers.

(i)Threshold.  Notwithstanding anything to the contrary contained in this Article 11, the Sellers shall not have any liability pursuant to Section 11.1(a)(i) (other than for breaches of Fundamental Representations, breaches of the representations and warranties set forth in Section 5.21 or in instances of fraud or willful misconduct, in each case, for which the following limitation will not apply) until the aggregate amount of all such Losses sustained by the Buyer under this Article 11 exceeds 0.05% of the Purchase Price (the “Threshold”), at which point the Sellers will be liable for all Losses from the first dollar in accordance with the terms of this Article 11.

(ii)Cap.  Notwithstanding anything to the contrary contained in this Article 11, the Sellers’ liability pursuant to Section 11.1(a)(i) (other than for breaches of the Fundamental Representations, breaches of the representations and warranties set forth in Section 5.21 or in instances of fraud or willful misconduct, in each case, for which the following limitation will not apply) shall not exceed 10% of the Purchase Price (the “Cap”). The Sellers’ liability pursuant to Section 11.1(a)(i) with respect to breaches of the Fundamental Representations shall not exceed the Purchase Price and all Earn-Out Payments payable actually earned pursuant to the Earn-Out Agreement. Other than for instances of fraud or willful misconduct, no Seller shall have any liability pursuant to Section 11.1 in excess of the proceeds actually received by the Seller under this Agreement and the Earn-Out Agreement.

(iii)Disclosure against the representations and warranties. Except in relation to the Fundamental Representations, Section 5.8(b) or Section 5.21, the Sellers shall not be liable for any breach of the representations and warranties relating to the Acquired Companies if and to the extent that the fact, matter, event or circumstance giving rise to such claim is disclosed by this Agreement, any Ancillary Agreements, the Data Room or the Sellers’ Disclosure Letter.

(iv)Claims Process.  Notwithstanding anything to the contrary in this Agreement, the Sellers do not have any individual right to assert any Liability Claim under this Article 11, and any and all Liability Claims on behalf of the Sellers may be brought only by the Seller Representative.

(c)General Limitation. In no event shall any Indemnitee be entitled to recover any Losses pursuant to this Article 11 to the extent the specific matter giving rise to such Losses and the amount of such Losses was properly taken into consideration in calculating the Purchase Price (including all element of the Final Working Capital).

11.4Set-off.  In the event the Buyer delivers a Claims Notice pursuant to Section 11.2 hereof, the Buyer shall be entitled to set-off and retain against any amounts owing by Buyer to Sellers under this Agreement or any Ancillary Agreement (including the Earn-Out Agreement), the amount of Losses set forth in such Claims Notice pending final resolution of the Liability Claim set forth in such Claims Notice, at which time the Buyer shall be entitled to retain the amount of Losses finally determined with respect to such Liability Claim (subject to the limitations set forth in Section 11.3(b)) and pay the balance of any amounts retained by the Buyer to the Sellers.  Additionally, in the event the parties agree upon a Downward Adjustment Amount pursuant to Section 2.3(g)(i), the Buyer shall be entitled to set-off and retain an amount equal to the Downward Adjustment Amount against any amounts owing by Buyer under this Agreement or any Ancillary Agreement (including the Earn-Out Agreement).

11.5Adjustment to Purchase Price.  Any indemnification payments made pursuant to this Article 11 will be treated as adjustments to the Purchase Price or Earn-Out Payments, as applicable, unless otherwise required by Law.

ARTICLE 12:  MISCELLANEOUS

12.1Seller Representative.  Each Seller hereby irrevocably appoints Jim Kramp as the Seller Representative its sole and exclusive agent, representative and attorney-in-fact for each such Seller, for and on behalf of each such Seller, with full power and authority to represent each Seller and such Seller’s successors and assigns with respect to all matters arising under this Agreement and the Earn-Out Agreement and all actions taken by the Sellers Representative under this Agreement and the Earn-Out Agreement will be binding upon each such Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by each of them.  Without limiting the generality of the foregoing, the Sellers Representative has full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to (a) interpret the terms and provisions of this Agreement and the Earn-Out Agreement, (b) dispute or fail to dispute any Liability Claim under this Agreement, (c) negotiate and compromise any dispute that may arise under this Agreement, (d) sign any releases or other documents with respect to any such dispute, (e) receiving services of process upon the Sellers, (f) executing and delivering to the Buyer or any other Person on behalf of any of or all of the Sellers any and all instruments, certificates, documents and agreements called for by this Agreement and the transactions contemplated hereby and thereby, (g) receiving or providing notices on behalf of the Sellers with respect to any matter, Indemnity Claim or legal proceeding arising out of or relating to this Agreement, (h) taking all actions necessary or appropriate in the judgment of the Sellers Representative on behalf of the Sellers in connection with this Agreement and the Earn-Out Agreement, (i) negotiating and agreeing upon any adjustments to the Purchase Price in accordance with Section 2.3 hereof and (j) in connection with any of the foregoing actions, engaging and hiring accountants, auditors, appraisers, legal counsel and other legal and financial experts as may be necessary and appropriate properly to discharge the Sellers’ Representative’s duties and obligations hereunder.  The Sellers Representative shall be entitled to exercise these faculties even if by doing so it incurs in self-contacting, multirepresentation or conflict of interest.  A Seller will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Sellers Representative signs on behalf of such Seller.  All decisions, actions and instructions by the Sellers Representative, including the defense or settlement of any Liability Claims for which Sellers (or any of them) may be required to indemnify the Buyer pursuant to Article 11, will be conclusive and binding on each Seller and no Seller has the right to object, dissent, protest or otherwise contest the same.  The Sellers shall hold harmless the Buyer from and against any Losses that they may suffer or sustain as the result of any claim by any Person that an action taken by the Sellers Representative on behalf of the Sellers is not binding on, or enforceable against, the Sellers.  The Buyer has the right to rely conclusively on the instructions and decisions of the Sellers Representative as to the settlement of any claims for indemnification by the Buyer pursuant to Article 11, or any other actions required to be taken by the Sellers Representative hereunder, and no Party will have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Sellers Representative.  The appointment of the Sellers Representative is an agency coupled with an interest and is irrevocable and any action taken by the Sellers Representative pursuant to the authority granted in this Section 12.1 is effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller.  The death or incapacity, or dissolution or other termination of existence, of any Seller does not terminate the authority and agency of the Sellers Representative (or successor thereto).  The provisions of this Section 12.1 are binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller or the Sellers means and includes the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. The Sellers Representative shall not be liable to any Seller for any act of the Sellers Representative taken in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any Losses actually incurred by such Sellers Representative as a proximate result of the gross negligence or bad faith of the Sellers Representative.  The Sellers Representative shall not be liable for, and may seek indemnification from the Sellers for, any Losses incurred by the Sellers Representative while acting in good faith and in exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that such Losses is the proximate result of gross negligence or bad faith of the Sellers Representative.  The Sellers Representative shall be entitled to recover from the Sellers any out-of-pocket costs and expenses reasonably incurred by the Sellers Representative in connection with the actions taken by the Sellers Representative with respect to all Purchase Price, including any adjustments thereto (including the hiring of legal counsel and the incurring of legal fees and costs).  If Jim Kramp declines to serve, resigns or becomes legally incapacitated, then a successor Sellers’ Representative may be appointed by a majority in interest of the Sellers which shall be determined based on the number of Shares held by the Sellers immediately prior to the Closing.  If the Sellers fail to appoint a Seller Representative, the Buyer may make a petition pursuant to provisions of Section 12.14 to appoint a Seller Representative.  The provisions of this Section 12.1 shall survive the resignation and replacement of the Sellers Representative.

12.2Expenses.  Except as otherwise provided in this Agreement with respect to Selling Expenses and Transfer Taxes, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

12.3No Assignment.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any Party by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void.

12.4Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

12.5Entire Agreement.  This Agreement and the other Ancillary Agreements, including all exhibits, annexes and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including email) and undertakings, both written and oral, between any of the Acquired Companies or any Seller, on the one hand, and the Buyer, on the other hand, with respect to the subject matter hereof.

12.6Amendment.  The Buyer and the Seller Representative (on behalf of all of the Sellers) may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of the Buyer and the Seller Representative (on behalf of all of the Sellers).

12.7Extension; Waiver.  Any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in or breaches of any representations and warranties made to such Party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  In addition, the Seller Representative (on behalf of all the Sellers) and the Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in or breaches of the representations and warranties made to the Buyer (in the case of a waiver by the Buyer) or made to the Sellers (in the case of a waiver by the Seller Representative (on behalf of the Sellers)) herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of the Buyer (in the case of a waiver by the Buyer) or made to the Sellers (in the case of a waiver by the Seller Representative (on behalf of the Sellers)).  Any agreement on the part of a Party or the Seller Representative (on behalf of all the Sellers) to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

12.8Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (a) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder; (b) all references to the preamble, recitals, sections, articles, exhibits or schedules are to the preamble, recitals, sections, articles, exhibits or schedules of or to this Agreement; (c) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include,” “including” and “or” shall mean without limitation by reason of enumeration; and (g) all references to “$” or dollar amounts are to lawful currency of the United States of America.  Where any amounts to be calculated pursuant to this Agreement are wholly or partly denominated in any currency other than United States Dollars, then such amounts, to the extent so denominated, shall be calculated in the equivalent amount of United States Dollars using the exchange rate published by The Wall Street Journal on the date that is (i) three (3) Business Days prior to the funding date or (ii) the date such calculation is to be made (for the avoidance of doubt, in respect of Working Capital – using the exchange rate published by the The Wall Street Journal on the Closing Date).

12.9Severability.  If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, then the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.  The parties shall negotiate to replace any provision of this Agreement adjudged invalid or unenforceable with another valid and enforceable provision that would implement the original intent of the parties to the maximum extent permitted by applicable Law.

12.10Notices.  All notices and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon written confirmation of successful transmission by electronic mail, (c) one Business Day after having been dispatched by an internationally recognized overnight courier service or (d) ten Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or electronic mailing address specified below:

(i)	If to the Seller Representative, on behalf of the Sellers (or any of them), the address set forth on Schedule 12.10 of the Sellers’ Disclosure Letter.

(ii)If to the Buyer:

Entravision Digital Holdings, LLC

c/o Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, CA 90404

Attn: Walter F. Ulloa, Chief Executive Officer

Email:  [omitted information]

with copies to:

Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, CA 90404

Attn: Mark Boelke, General Counsel and Secretary

Email:  [omitted information]

Jones Day

4655 Executive Drive, Suite 1500

San Diego, CA  92121-3134

Attention:  Cameron Reese

Email: [omitted information]

Any Party may change its address or electronic mailing address for the purposes of this Section 12.10 by giving notice as provided in this Agreement.

12.11Third Party Beneficiaries.  Each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties (whether arising out of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, or otherwise).

12.12Further Assurances.  From and after the Closing Date, at the request of the Buyer, the Sellers and the Seller Representative will execute and deliver or cause to be executed and delivered to the Buyer or the Acquired Companies such instruments and other documents as the Buyer or the Acquired Companies may request in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

12.13Governing Law.  This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Singapore.

12.14Arbitration.  Each party agrees that any dispute arising out of or in connection with this Agreement or any document or transaction in connection with this Agreement (including any question as to the validity, existence or termination of this Agreement and/or this Section 12.14), shall be referred to and finally resolved by arbitration in Singapore to the exclusion of the ordinary courts, in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be in Singapore and the arbitration shall be conducted in English by a single arbitrator appointed in accordance with the rules of SIAC. The arbitral award made and granted by the arbitrator shall be final, binding and incontestable, may be enforced by a party against the assets of the other party wherever those assets are located or may be found and may be used as a basis for judgment thereon in Singapore or elsewhere.

12.15Counterparts; Electronic Transmission.  This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

12.16Guaranty.  To induce the Sellers to enter into this Agreement and the other Ancillary Agreements, which will provide substantial benefit to Guarantor, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Sellers, as an independent continuing obligation, the prompt and complete payment of each and every obligation of the Buyer under this Agreement, when and as due, as primary obligor and not merely as surety, for the benefit of each of the Sellers.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Party has caused this Agreement to be executed as of the day and year first above written.

BUYER:

ENTRAVISION DIGITAL HOLDINGS, LLC

By:	/s/ Walter Ulloa
Name: Walter Ulloa
Title: Chairman and Chief Executive Officer

GUARANTOR:

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter Ulloa
Name: Walter Ulloa
Title: Chairman and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

SELLERS:

/s/ Pieter-Jan de Kroon
PIETER-JAN DE KROON, an individual

/s/ Luc Theodoor Franciscus Maria de Kroon
LUC THEODOOR FRANCISCUS MARIA DE KROON, an individual

/s/ Jim Dorian Kramp
JIM DORIAN KRAMP, an individual

SELLER REPRESENTATIVE:

/s/ Jim Dorian Kramp
JIM DORIAN KRAMP, an individual

[Signature Page to Securities Purchase Agreement]

COMPANY:

MEDIADONUTS PTE. LTD.

By:	/s/ Pieter-Jan de Kroon
Name: Pieter-Jan de Kroon
Title: Director

[Signature Page to Securities Purchase Agreement]

Exhibit C

EARN-OUT AGREEMENT

This EARN-OUT AGREEMENT (this “Agreement”), dated as of [●], 2021, is made by and between Entravision Digital Holdings, LLC, a Delaware limited liability company, (“Buyer”), Jim Dorian Kramp (“Seller Representative”), in its capacity as the Seller Representative for all Sellers (as defined below) pursuant to the authority granted under Section 12.1 of the Purchase Agreement (as defined below), Pieter-Jan De Kroon, an individual (“P. De Kroon”), Jim Dorian Kramp, an individual (“J. Kramp”), Luc Theodoor Franciscus Maria De Kroon, an individual (“L. De Kroon” and together with P. De Kroon and J. Kramp, the “Sellers”) and Entravision Communications Corporation, a Delaware corporation (“Guarantor”).  The parties to this Agreement are collectively referred to herein as “Parties” and each of them individually as a “Party”.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Purchase Agreement (as defined below).

RECITALS

A.This Agreement is being executed and delivered pursuant to that certain Securities Purchase Agreement, dated as of June 4, 2021 (the “Purchase Agreement”), by and among Buyer, MediaDonuts Pte. Ltd., a company organized under the laws of Singapore (the “Company”), the Guarantor, the Sellers and the Seller Representative, pursuant to which Buyer will purchase from the Sellers all of the issued and outstanding Shares in the Company.

B.The parties hereto have agreed to execute and deliver this Agreement in order to provide for the contingent consideration set forth herein on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions and Interpretive Matters.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

(a)“2020 EBITDA” means $3,690,000.

(b)“2021 EBITDA” means the EBITDA of the Business for calendar year 2021.

(c)“2021 EBITDA Target” means $5,375,000.

(d)“2022 EBITDA” means the EBITDA of the Business for calendar year 2022.

(e)“2022 EBITDA Target” means $7,250,000.

(f)“2023 EBITDA” means the EBITDA of the Business for calendar year 2023.

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(g)“2024 EBITDA” means the EBITDA of the Business for calendar year 2024.

(h)“Agreement” has the meaning set forth in the preamble.

(i)“ASC” means the Accounting Standards Council in Singapore.

(j)“Board” means the Board of Directors (or similar governing body) of the Company.

(k)“Business” means the business of developing, operating, providing, marketing and/or selling Company Products and Services by the Acquired Companies and their respective Subsidiaries or any successor entity(ies) or business unit, as applicable.

(l)“Buyer” has the meaning set forth in the preamble.

(m)“Buyer Response Notice” has the meaning set forth in Section 2(b).

(n)“COGS” means the costs that are directly related to creating or providing the Company Products and Services, calculated in accordance with SFRS.

(o)“Company Products and Services” means all products and services developed, operated, provided, marketed and/or sold by the Company and its Subsidiaries.

(p)“Confidential Information” has the meaning set forth in Section 6.

(q)“Disputed Item” has the meaning set forth in Section 2(b).

(r)“Earn-Out Payment(s)” means the Period 1 Earn-Out Payment, Period 2 Earn-Out Payment, Period 3 Earn-Out Payment or Period 4 Earn-Out Payment and all of them collectively, as applicable.

(s)“Earn-Out Period” means Period 1, Period 2, Period 3 or Period 4, as applicable.

(t)“Earn-Out Statement” has the meaning set forth in Section 2(a).

(u)“EBITDA” means an amount in U.S. Dollars equal to (i) Net Revenue for the applicable Earn-Out Period, minus (ii) the Expenses for the applicable Earn-Out Period, in each case calculated in accordance with SFRS.  By way of example only, the calculation of 2020 EBITDA is set forth on Schedule 1, attached hereto.

(v)“Entravision” means Entravision Communications Corporation, a Delaware corporation.

(w)“Expenses” means the expenses of the Business related to the development, provision, marketing, sale and other operations related to the Company Products and Services during the Earn-Out Period, as determined in accordance with SFRS. Without

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limiting the generality of the foregoing, “Expenses” will include the following costs, fees and expenses:

(i)COGS; and

(ii)the following operating expenses, without duplication:

(1)travel and entertainment (and related) expenses;

(2)expenses relating to marketing and public relations related to Company Products and Services;

(3)all rent and other payments pursuant to leases for real estate;

(4)all legal expenses and fees incurred or accrued by the Business, including all costs and expense so incurred, accrued or allocated by or on behalf of the Business in connection with any dispute, claim or legal proceeding;

(5)all expenses and fees incurred or accrued relating to human resources and other administrative and operational expenses related to the Business;

(6)any costs, Taxes or expenses associated with severance paid to terminated employees;

(7)all technology and IT expenses, including related to the research, development or deployment of any Company Products and Services, but excluding any such expenses that are capitalized in accordance with SFRS;

(8)all foreign currency transaction gains and losses with respect to the Business;

(9)all selling, general, and administrative expenses related to the Business; and

(10)all expenses actually incurred for items identified in the annual budget relating to accounting, bookkeeping and financial reporting with respect to the operation of the Business including the Chief Financial Officer of the Company and its Subsidiaries and the financial and accounting staff.

Notwithstanding anything in the foregoing to the contrary, the following will be excluded from Expenses during the Relevant Measurement Period:

(a) all third-party interest expenses,

(b) all income tax expenses,

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(c) all depreciation and amortization expenses and impairment of assets,

(d) any costs related to the transactions contemplated by this Agreement or the Purchase Agreement,

(e) any costs incurred to convert the books and records of the Company from SFRS to GAAP,

(f) any management/holding fees imposed by the Buyer or any of its Affiliates on any Acquired Company,

(g)  any overhead charges or costs charged by the Buyer or any of its Affiliates to any Acquired Company to the extent that these charges or costs are higher than the cost price of such service (i.e. no margin should be charged) or the applicable terms and conditions of such service are not on arm’s length basis or there is no good and sound business practices to do so,

(h) any Losses of the Acquired Companies which have been compensated by the Sellers pursuant to the provisions of the Purchase Agreement, and

(i) expenses that are (1) actually incurred during the Relevant Measurement Period, (2) identified as an expense to be excluded from Expenses pursuant to the Annual Budget or a written request by the Key Managers to the Board setting forth in detail the intended use and amount of such expense, and (3) approved by the Board to be excluded from Expenses, related to the following: (i) any extraordinary item, or (ii) any merger or acquisition by the Company of another business, restructuring by the Company or incurred in the development of or launch of new lines of business or new publishers.

(x)“GAAP” means U.S. Generally Accepted Accounting Principles as applied by Entravision in the preparation of its financial statements.

(y)“Independent Accountant” means PricewaterhouseCoopers in Singapore, or if such firm is not independent of all parties, unable or unwilling to act in such capacity, the Independent Accountant will be such “Big 4” accounting firm in Singapore selected by agreement of Buyer and the Sellers Representative, provided that Buyer and the Sellers Representative agree that such firm shall not have any existing material commercial or professional relationship with any of the parties hereto.

(z)“Key Managers” means each of (i) Pieter-Jan de Kroon, (ii) Pancharee Sitthisenee and (iii) Mylen Lara.

(aa)“Net Revenue” means, with respect to the applicable Earn-Out Period, an amount equal to (i) gross revenue generated from the sale of Company Products and Services to third parties, less (ii) third party advertising agency commissions, less (iii) ordinary adjustments for under-delivery of advertising or other rebates or write-offs as uncollectible; in each case of (i), (ii), and (iii) calculated in accordance with SFRS.

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(bb)“Objection Notice” has the meaning set forth in Section 2(b).

(cc)“Objection Period” has the meaning set forth in Section 2(b).

(dd)“Period 1” means the calendar year ended December 31, 2021.

(ee)“Period 1 Earn-Out Payment” shall be an amount calculated as follows:

(i)In the event 2021 EBITDA is equal to or greater than the 2021 EBITDA Target, the Period 1 Earn-Out Payment shall be an amount equal to 2020 EBITDA;

(ii)In the event 2021 EBITDA is equal to or greater than 75% of the 2021 EBITDA Target but less than the 2021 EBITDA Target, the Period 1 Earn-Out Payment shall be an amount equal to 2020 EBITDA multiplied by the Realized EBITDA Percentage for Period 1; or

(iii)In the event 2021 EBITDA is less than 75% of the 2021 EBITDA Target, then the Period 1 Earn-Out Payment will be $0.

(ff)“Period 2” means the calendar year ended December 31, 2022.

(gg)“Period 2 Earn-Out Payment” shall be an amount calculated as follows:

(i)In the event 2022 EBITDA is equal to or greater than the 2022 EBITDA Target, the Period 2 Earn-Out Payment shall be an amount equal to 2020 EBITDA;

(ii)In the event 2022 EBITDA is equal to or greater than 75% of the 2022 EBITDA Target but less than the 2022 EBITDA Target, the Period 2 Earn-Out Payment shall be an amount equal to 2020 EBITDA multiplied by the Realized EBITDA Percentage for Period 2; or

(iii)In the event 2021 EBITDA is less than 75% of the 2021 EBITDA Target, then the Period 1 Earn-Out Payment will be $0.

(hh)“Period 3” means the calendar year ended December 31, 2023.

(ii)“Period 3 Earn-Out Payment” shall be an amount calculated as follows:

(i)In the event 2023 EBITDA is equal to or greater than 130% of 2022 EBITDA, the Period 3 Earn-Out Payment shall be an amount equal to 2023 EBITDA, multiplied by 8.0, multiplied by 20%;

(ii)In the event 2023 EBITDA is equal to or greater than 115% of the 2022 EBITDA but less than 130% of 2022 EBITDA, the Period 3 Earn-Out Payment shall be an amount equal to 2023 EBITDA, multiplied by 7.0, multiplied by 20%;

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(iii)In the event 2023 EBITDA is equal to or greater than 100% of the 2022 EBITDA but less than 115% of 2022 EBITDA, the Period 3 Earn-Out Payment shall be an amount equal to 2023 EBITDA, multiplied by 6.0, multiplied by 20%; or

(iv)In the event 2023 EBITDA is less than 100% of 2022 EBITDA, the Period 3 Earn-Out Payment shall be an amount equal to 2023 EBITDA, multiplied by 4.0, multiplied by 20%.

(jj)“Period 4” means the calendar year ended December 31, 2024.

(kk)“Period 4 Earn-Out Payment” shall be an amount calculated as follows:

(i)In the event 2024 EBITDA is equal to or greater than 130% of 2023 EBITDA, the Period 4 Earn-Out Payment shall be an amount equal to 2024 EBITDA, multiplied by 8.0, multiplied by 29%;

(ii)In the event 2024 EBITDA is equal to or greater than 115% of the 2023 EBITDA but less than 130% of 2023 EBITDA, the Period 4 Earn-Out Payment shall be an amount equal to 2023 EBITDA, multiplied by 7.0, multiplied by 29%;

(iii)In the event 2024 EBITDA is equal to or greater than 100% of the 2023 EBITDA but less than 115% of 2023 EBITDA, the Period 4 Earn-Out Payment shall be an amount equal to 2024 EBITDA, multiplied by 6.0, multiplied by 29%; or

(iv)In the event 2024 EBITDA is less than 100% of 2023 EBITDA, the Period 4 Earn-Out Payment shall be an amount equal to 2024 EBITDA, multiplied by 4.0, multiplied by 29%.

(ll)“Purchase Agreement” has the meaning set forth in the recitals.

(mm)“Realized EBITDA Percentage” means, for the applicable Earn-Out Period, a percentage equal to 100 percent less one percentage point for every one full percentage point that EBITDA for such Earn-Out Period is less than either (i) the 2021 EBITDA Target for purposes of Period 1 Earn-Out Payment or (ii) the 2022 EBITDA Target for purposes of the Period 2 Earn-Out Payment.  For example, if 2021 EBITDA is 80.2 percent of the 2021 EBITDA Target, then the Realized EBITDA Percentage for such Earn-Out Period would be 81%.

(nn)“Response Date” has the meaning set forth in Section 2(a).

(oo)“Seller(s)” has the meaning set forth in the recitals.

(pp)“Seller Representative” has the meaning set forth in the preamble.

(qq)“SFRS” means the Financial Reporting Standards and Interpretations of Financial Reporting Standards issued by the ASC, as may be amended from time to time, as consistently applied by the Company (to the extent in accordance with SFRS).

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2.Earn-Out Determination.

(a)As promptly as practical after the end of an Earn-Out Period, but not later than 90 calendar days after the last day of the applicable Earn-Out Period, Buyer will prepare and deliver, or cause to be prepared and delivered, to the Seller Representative, a written statement setting forth (i) the Buyer’s calculation (supported by a breakdown in reasonable detail) of EBITDA for such Earn-Out Period, and (ii) based upon Buyer’s calculation of EBITDA, the applicable Earn-Out Payment owing with respect to such Earn-Out Period (each, an “Earn-Out Statement”).

(b)Dispute.  The Seller Representative will have 20 Business Days from its receipt of each Earn-Out Statement (the “Objection Period”) to review the applicable Earn-Out Statement. Upon the expiration of the applicable Objection Period, the Seller Representative will be deemed to have accepted (and will be deemed to have waived all rights with respect to), and will be bound by, the applicable Earn-Out Statement and the calculation of any Earn-Out Payment set forth therein, unless the Seller Representative has notified the Buyer in writing of its disagreement with the applicable Earn-Out Statement prior to the expiration of the applicable Objection Period (the “Objection Notice”), specifying each disputed item (each, a “Disputed Item”) and setting forth in reasonable detail the basis for each dispute.  The Buyer will have 20 Business Days from the date on which it receives the Objection Notice (the date on which such twenty-day period ends, the “Response Date”) to review and respond in good faith to such Objection (“Buyer Response Notice”).  To the extent the Buyer and the Seller Representative are able to negotiate in good faith mutually agreeable resolutions for each Disputed Item, the applicable Earn-Out Statement will be modified as necessary to reflect such mutually agreed resolution(s).  If the Buyer and the Seller Representative are able to resolve all Disputed Items, the applicable Earn-Out Statement and the calculation of the Earn-Out Payment set forth therein, as modified by such resolutions, will be deemed final, non-appealable and binding among the Buyer, the Sellers and the Seller Representative for all purposes of this Agreement.

(c)Arbitration of Disputes.  If the Seller Representative and the Buyer are unable to resolve all Disputed Items within 20 Business Days after delivery of the Buyer Response Notice (or such longer period as may be mutually agreed by the Buyer and the Seller Representative) (the “Disputed Item Negotiation Period”), then all unresolved Disputed Items shall be submitted to the Independent Accountant, which shall be jointly engaged by the Buyer and the Seller Representative, to promptly review the applicable Earn-Out Statement and resolve the Disputed Items.  The Buyer and the Seller Representative will request that the Independent Accountant render its determination within 60 days following submission to it of such Disputed Items.  The scope of the disputes to be resolved by the Independent Accountant is limited to the Disputed Items.  In resolving any Disputed Item, the Independent Accountant (i) will determine the resolution of the Disputed Items for purposes of establishing the Company’s EBITDA for the corresponding Earn-Out Period, and the resulting Earn-Out Payment for such Earn-Out Period, each in accordance with the provisions of this Agreement, including the definitions, calculations and accounting rules set forth herein, (ii) may not assign a value to any item greater than the greatest value claimed for such item by either the Buyer or the Seller Representative or less than the smallest value claimed for such item by either the Buyer of the Seller Representative and (iii) will base its determination solely on written materials submitted by the Buyer and the Seller Representative (and not on any independent review).  Furthermore, the Parties acknowledge and

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agree that the Independent Accountant shall have the sole and exclusive authority to resolve the Disputed Items even if the resolution of legal issues is required to resolve the Disputed Items.  The Parties further agree that the Independent Accountant shall also have the sole authority to determine whether any such legal issues exist and, to the extent they do, to retain and consult with legal counsel of Independent Accountant’s choosing with respect to legal conclusions or judgments arising from the Disputed Items, provided that the Parties agree that such legal counsel shall not have any material commercial or professional relationship with any of the Parties.  The costs of any fees and expenses of the Independent Accountant will be borne in equal parts by the Buyer, on the one hand, and the Sellers, on the other hand. All determinations made by the Independent Accountant will be final, conclusive and binding on the Parties, absent fraud or manifest error on the part of the Independent Accountant, upon which the Independent Accountant will deliver to the Buyer and the Seller Representative a revised Earn-Out Statement setting forth the updated calculation of Company’s EBITDA for the applicable Earn-Out Period and the applicable Earn-Out Payment, as modified by the Independent Accountant’s final determinations, which will be deemed final, non-appealable and binding among the parties hereto for all purposes of this Agreement, and upon which a judgment may be rendered by a court of competent jurisdiction, and will not be subject to further appeal or review.

(d)Access.  For purposes of complying with the terms of this Section 2(d), each Party will cooperate with and make available to the other parties and its representatives (i) information, records, data and working papers, and (ii) will permit access to its facilities and personnel, upon advance written notice of not less than two Business Days and during normal business hours, in each case as may be reasonably required in connection with the analysis of the applicable Earn-Out Statement and the resolution of the Disputed Items so long as directly relevant to such analysis; provided, however, (A) in no event will any Party be required to produce information that cannot be provided by such Party through its respective accounting or Tax reporting principles, methods or policies and reporting systems in the Ordinary Course of Business, (B) the provision of any information or access pursuant to this Section 2(d) will be subject to execution of confidentiality agreements as requested by the applicable Party providing such information or access, and (C) nothing in this Section 2(d) will require any Party to disclose information that is subject to any applicable privilege, including, without limitation, attorney-client privilege or the privilege of attorney work product.

3.Payments.

(a)Earn-Out Payments.  The Earn-Out Payments, if any is owing pursuant to the terms of this Agreement, shall be paid by Buyer in accordance with the following schedule:

(i)The Period 1 Earn-Out Payment (if any) shall be paid by Buyer on or before April 30, 2023;

(ii)The Period 2 Earn-Out Payment (if any) shall be paid by Buyer on or before April 30, 2023;

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(iii)The Period 3 Earn-Out Payment shall be paid by Buyer on or before April 30, 2025; and

(iv)The Period 4 Earn-Out Payment shall be paid by Buyer on or before April 30, 2025;

provided, however, that if the Seller Representative has timely delivered an Objection Notice with respect to the Earn-Out Statement for Earn-Out Period and the Disputed Item identified in the Objection Notice has not been resolved pursuant to Section 2 hereof on or before the date on which the applicable Earn-Out Payment is to be paid pursuant to Section 3(a)(i), (ii), (iii) or (iv), then (y) the Buyer will promptly (and in any event, within 10 days) following conclusion of the Disputed Item Negotiation Period pay to Sellers the undisputed portion of the applicable Earn-Out Payment set forth in the Earn-Out Statement (the “Interim Earn-Out Payment”) and (z) the Buyer will promptly (and in any event within 30 days) following final resolution of such Disputed Item and final determination of the applicable Earn-Out Payment pursuant to Section 2 hereof, pay to Sellers the applicable Earn-Out Payment less the applicable Interim Earn-Out Payment. Each Earn-Out payment shall be paid to the Sellers in accordance with their underlying Participation Percentage (as defined in the Purchase Agreement) pursuant to wire instructions delivered by the Seller Representative to the Buyer on not less than three (3) Business Days’ advance written notice.

(b)Set-Off.  The Sellers and the Seller Representative acknowledge and agree that the Earn-Out Payments payable pursuant to this Agreement are subject to set-off pursuant to Section 9.4 of the Purchase Agreement.  Accordingly, in the event Buyer delivers a Claims Notice (as defined in the Purchase Agreement), the Buyer shall be entitled to set-off and retain any Earn-Out Payment, the amount of Losses (as defined in the Purchase Agreement) set forth in such Claims Notice pending final resolution of the Liability Claim (as defined in the Purchase Agreement) set forth in such Claims Notice, at which time the Buyer shall be entitled to retain the amount of Losses finally determined with respect to such Liability Claim and pay the balance of any amounts retained by the Buyer to the Sellers pursuant to this Agreement.  Additionally, in the event the Buyer and the Seller Representative agree upon a Downward Adjustment Amount (as defined in the Purchase Agreement) pursuant to Section 2.3(f)(i) of the Purchase Agreement, the Buyer shall be entitled to set-off and retain an amount equal to the Downward Adjustment Amount against any Earn-Out Payment.

(c)No Certificate; No Ownership Interest.  Each Seller’s right to receive the Earn-Out Payments shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Buyer, any of the Acquired Companies or any of their respective Affiliates, and shall not entitle the Sellers to any rights common to any holder of Buyer’s, any Acquired Companies’, or any of their respective Affiliates common stock or other ownership interests.  The right to receive the Earn-Out Payments shall not bear any interest unless the Earn-Out Payments are not paid within the agreed period of time (which amounts will bear interest at the simple rate of three percent (3%) per annum, non-compounding).  Neither Buyer nor the Seller Representative nor the Sellers shall take any action which may cause the Earn-Out Payments payable to the Sellers to be treated as anything other than purchase price consideration for the Shares for Tax purposes and for the purposes of SFRS.

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4.Earn-Out Period Operations.

(a)Board of Directors.  From and after the closing of the transactions contemplated by the Purchase Agreement, the Buyer shall control the Board of the Company and the constituent boards of each of the Acquired Companies, and shall appoint a majority of the members to each such board.  From and after the closing through the conclusion of the final Earn-Out Period (including with respect to calculation of the Earn-Out Acceleration (as defined below)), the Buyer acknowledges and agrees that the Sellers shall be entitled to designate up to two (2) members of the Board of the Company (each, a “Seller Director”) and Buyer hereby agrees to vote its shares to appoint such Seller Directors to the Board of the Company. The Chairman of the Board shall be appointed by the Buyer.

(b)Chief Executive Officer.  The Chief Executive Officer will have the management authority to operate the day-to-day aspects of the Business pursuant to the approved Annual Budget (as defined below); provided, however, that the Chief Executive Officer may not cause any Acquired Company to exceed any particular expense line-item in the Annual Budget without the approval of the Board.  Pieter-Jan De Kroon shall initially be the Chief Executive Officer of the Company; provided, however that subject to the provisions of Section 5 hereof, he may be removed as Chief Executive Officer by the Board at any time.

(c)Chief Financial Officer and Accounting Controls.  The Chief Financial Officer of the Acquired Companies will be identified and proposed by the Buyer, after consultation with the Chief Executive Offer, to the Board.  The Chief Financial Officer shall report to the Board and to the Chief Executive Officer of the Company.  The costs and expenses related to the appointment and maintenance of a Chief Financial Officer and his/her finance team shall be managed in accordance with the provisions of the Annual Budget.  The Parties acknowledge and agree that the Company, the Chief Executive Officer of the Company and the Chief Financial Officer of the Company will comply with any audits, internal controls, accounting and financial reporting protocols established by the Buyer and approved by the Board.

(d)Covenants.  Except as expressly set forth in this Agreement, the Parties acknowledge and agree that no Party is making any implied or express covenant relating to the operation of the Business after the date hereof to any other Party.

(e)Annual Budget.  Not later than 90 days prior to the commencement of each calendar year, the Chief Executive Officer will submit to the Board a draft annual budget and business plan update (the “Annual Budget”) of the Business for the following calendar year, which draft Annual Budget shall include, among other things, (i) a description of all capital expenditures to be undertaken and the related investments and costs, (ii) a description of all anticipated acquisition or disposition of businesses or assets outside of the Ordinary Course of Business, (iii) a comprehensive and detailed summary of all Expenses expected to be incurred for the calendar year, including all Expenses related to the appointment and maintenance of the Chief Financial Officer and his/her finance team, and (iv) a reasonable estimate of all Net Revenues expected to be received during such calendar year. The Chief Executive Officer of the Group will collaborate in good faith with the Board on the preparation of the applicable Annual Budget, provided that the Board of Directors will have the authority to approve the final

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applicable Annual Budget.  In the event the Board and the Chief Executive Officer are unable in good faith to agree upon an Annual Budget, the Annual Budget for the prior year will remain in place and applicable to the then-current year.  The Annual Budget for calendar year 2021 is set forth in that certain letter agreement delivered by the Sellers to the Buyer on June __, 2021.

5.Acceleration of Earn-Out Payments.  Upon the occurrence of an Acceleration Event (as defined below), the Seller Representative may elect to accelerate the Earn-Out Payments (an “Earn-Out Acceleration”) and in connection therewith receive an amount determined in accordance with the provisions of Schedule 2, attached hereto; provided, however, that the Seller Representative may not elect to accelerate any portion of the Earn-Out Payment with respect to any Earn-Out Period which has concluded prior to the occurrence of the Acceleration Event.  The Seller Representative will have a period of sixty (60) days following the  occurrence of the Acceleration Event (the “Earn-Out Acceleration Period”) to elect an Earn-Out Acceleration by delivering written notice of such election to the Buyer (an “Earn-Out Acceleration Notice”).  In the event an Earn-Out Acceleration Notice has not been delivered prior to the conclusion of the Earn-Out Acceleration Period, Seller Representative, on behalf of the Sellers, will be deemed to have elected not to exercise the Earn-Out Acceleration.  The Accelerated Earn-Out Payment, as defined and calculated pursuant to Schedule 2, attached hereto, shall be paid to the Sellers promptly (and in any event within thirty (30) days) following final determination of the Accelerated Earn-Out Payment, in accordance with their underlying Participation Percentage pursuant to wire instructions delivered by the Seller Representative to Buyer on not less than three (3) Business Days’ advance written notice.  For purposes hereof, the term “Acceleration Event” shall mean: (a) the dismissal of Pieter-Jan De Kroon as Chief Executive Officer of the Company without Cause (as such term is defined in the underlying employment agreement between Pieter-Jan De Kroon and the Company), (b) a sale of more than 50% of the outstanding equity in one or more of the Acquired Companies or of all or substantially all of the assets of one or more Acquired Companies, (c) a Competition Event (as defined below), (d) (save in case of an insolvency event) any action for the winding up or dissolution of the Company or any active Acquired Company.  Following payment of the Accelerated Earn-Out Payment, the Sellers will have no further right to, and Buyer will be under no further obligation to make, any further Earn-Out Payments under this Agreement.  A “Competition  Event” means the closing of an acquisition by Guarantor, directly or indirectly, of any entity or business that markets and/or sells digital advertising on a third party publisher digital platform that is a Material Supplier of the Acquired Companies as of the Closing Date in an location within the countries in which the Business operates as of the Closing (i.e., Singapore, Thailand, the Philippines, Vietnam, India, Malaysia or Indonesia).

6.Limitation on Liability.  Except for claims determined by a court of competent jurisdiction to involve fraudulent or intentional misrepresentation, neither Buyer nor its Affiliates shall have any liability or indemnification obligation from and against any Losses, in the aggregate, directly resulting from, directly relating to, or caused by any breach of Buyer or its Affiliates under this Agreement in excess of the aggregate amount of all Earn-Out Payments as calculated in accordance with the terms of this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Sellers do not have any individual rights to make a claim under this Agreement against Buyer or its Affiliates.  Any and all claims made on behalf of the Sellers may be made only by the Seller Representative. The Sellers will not be entitled to liability or

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indemnification for consequential damages, indirect damages, exemplary damages, incidental damages, punitive damages, special damages or other similar damages.

7.Confidentiality.  The Seller Representative acknowledges that the Earn-Out Statements, the information and data furnished to them or their representatives in accordance therewith or pursuant to any dispute thereof and this Agreement are confidential (the “Confidential Information”) and agrees not to disclose any Confidential Information, or any summary thereof or work product derived therefrom, to any third party (i) without Buyer’s express written consent or (ii) unless pursuant to court order or judicial process or as necessary under applicable law.  When such disclosures are made, each such Party shall advise the third party or parties of the confidentiality of the information and request that they too accord the information confidential treatment.  All such Confidential Information shall be used exclusively for the purpose of evaluating the Earn-Out Statement and any dispute arising out of such Earn-Out Statement and no other purpose, and each such Party agrees, upon final determination of the Earn-Out Statement and any resulting Earn-Out Payment, to return all such Confidential Information delivered to it or its representatives or destroy the same and certify to its destruction under penalty of perjury.  The term Confidential Information does not include information or data which is or becomes generally available to the public, other than through a breach hereof.

8.Guaranty.  To include Sellers to enter into the Purchase Agreement and this Agreement, which will provide substantial benefit to Guarantor, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Sellers, as an independent continuing obligation, the prompt and complete payment of each and every obligation of the Buyer under this Agreement, when and as due, as primary obligor and not merely as surety, for the benefit of each of the Sellers.

9.Miscellaneous.

(a)Seller Representative.  The rights and obligations of the Seller Representative with respect to the Sellers are contained in the Purchase Agreement.  In the event that the Sellers designate a successor to the Seller Representative in accordance with the Purchase Agreement, notwithstanding anything to the contrary contained herein, such successor shall automatically be substituted for the Seller Representative hereunder and shall be deemed to be the Seller Representative for all purposes of this Agreement.

(b)Assignment.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any Party by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that the Buyer may assign and delegate any or all of its rights, interests and obligations under this Agreement to any Affiliate as long as such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve the Buyer of its obligations under this Agreement if such assignee does not perform such obligations. The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, permitted assigns, heirs, executors and administrators of the parties to this Agreement.

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(c)Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

(d)Entire Agreement.  This Agreement, the Purchase Agreement and the other Ancillary Agreements, including all exhibits, annexes and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including email) and undertakings, both written and oral, between any of the Acquired Companies, the Seller Representative or any Seller, on the one hand, and Buyer, on the other hand, with respect to the subject matter hereof.

(e)Amendment.  Buyer and the Seller Representative (on behalf of all of the Sellers) may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of Buyer and the Seller Representative (on behalf of all of the Sellers).

(f)Extension; Waiver.  Any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any breaches of any representations and warranties made to such Party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  In addition, the Seller Representative (on behalf of all the Sellers) and Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breaches of the representations and warranties made to Buyer (in the case of a waiver by Buyer) or made to the Sellers (in the case of a waiver by the Seller Representative (on behalf of the Sellers)) herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of Buyer (in the case of a waiver by Buyer) or made to the Sellers (in the case of a waiver by the Seller Representative (on behalf of the Sellers)).  Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

(g)Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (a) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder; (b) all references to the preamble, recitals, sections, articles, exhibits or schedules are to the preamble, recitals, sections, articles, exhibits or schedules of or to this Agreement; (c) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include,” “including” and “or” shall mean without limitation by reason of enumeration; and (g) all references to “$” or dollar amounts are

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to lawful currency of the United States of America.  Where any amounts to be calculated pursuant to this Agreement are wholly or partly denominated in any currency other than United States Dollars, then such amounts, to the extent so denominated, shall be calculated in the equivalent amount of United States Dollars using the exchange rate published by The Wall Street Journal on the date that is (i) three (3) Business Days prior to the funding date or (ii) the date such calculation is to be made (for the avoidance of doubt, in respect of Working Capital – using the exchange rate published by the The Wall Street Journal on the Closing Date).

(a)Severability.  If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, then the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby. The Parties shall negotiate to replace any provision of this Agreement adjudged invalid or unenforceable with another valid and enforceable provision that would implement the original intent of the Parties to the maximum extent permitted by applicable Law.

(h)Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given in accordance with the Notice section of the Purchase Agreement, which is incorporated herein by reference.

(i)Third Party Beneficiaries.  Each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties.

(j)Further Assurances.  From and after the date hereof, at the request of Buyer, the Seller Representative (on behalf of the Sellers) will execute and deliver or cause to be executed and delivered to Buyer such instruments and other documents as Buyer may request in order to implement the transactions contemplated by this Agreement.

(k)Governing Law.  This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Singapore.

(l)Arbitration.  Each party agrees that any dispute arising out of or in connection with this Agreement or any document or transaction in connection with this Agreement (including any question as to the validity, existence or termination of this Agreement and/or this Section 9(l)), shall be referred to and finally resolved by arbitration in Singapore to the exclusion of the ordinary courts, in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The set of the arbitration shall be in Singapore and the arbitration shall be conducted in English by a single arbitrator appointed in accordance with the rules of SIAC. The arbitral award made and granted by the arbitrator(s) shall be final, binding and incontestable, may be enforced by a party against the assets of the other party wherever those assets are located or may be found and may be used as a basis for judgment thereon in Singapore or elsewhere.

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(m)Counterparts; Electronic Transmission.  This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

BUYER:

ENTRAVISION DIGITAL HOLDINGS, LLC

By:
Name:
Title:

GUARANTOR:

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

SELLERS:

PIETER-JAN DE KROON, an individual

LUC THEODOOR FRANCISCUS MARIA DE KROON, an individual

JIM DORIAN KRAMP, an individual

SELLER REPRESENTATIVE:

JIM DORIAN KRAMP, an individual

SCHEDULE 2

ACCELERATED EARN-OUT PAYMENT

In the event the Seller Representative, on behalf of the Sellers, timely elects an Earn-Out Acceleration, the amount  payable to the Sellers in connection with such Earn-Out Acceleration (the “Accelerated Earn-Out Payment”) shall be calculated as follows:

•	If Period 1 has not concluded as of the occurrence of the Acceleration Event, an amount equal to the 2020 EBITDA, plus

•	If Period 2 has not concluded as of the occurrence of the Acceleration Event, an amount equal to the 2020 EBITDA, plus
•	An amount calculated as follows:
o

If the EBITDA for the most recently completed four (4) calendar quarters immediately prior to the occurrence of the Acceleration Event (the “Acceleration Event EBITDA”) is equal to or greater than 130% of the EBITDA for the prior four (4) calendar quarters (the “Prior Period EBITDA”), an amount equal to the Acceleration Event EBITDA, multiplied by the EBITDA Multiplier (as defined below), multiplied by 49%; or

o

If the Acceleration Event EBITDA is equal to or greater than 115% of the Prior Period EBITDA but less 130% of the Prior Period EBITDA, an amount equal to the Acceleration Event EBITDA, multiplied by 7.0, multiplied by 49%; or

o

If the Acceleration Event EBITDA is equal to or greater than 100% of the Prior Period EBITDA but less 115% of the Prior Period EBITDA, an amount equal to the Acceleration Event EBITDA, multiplied by 6.0, multiplied by 49%; or

o	If the Acceleration Event EBITDA is less than 100% of the Prior Period EBITDA, an amount equal to the Acceleration Event EBITDA, multiplied by 4.0, multiplied by 49%

In the event that the Seller Representative, on behalf of the Sellers, timely elects an Earn-Out Acceleration during the calendar year 2024, the multiple in the above formula will not be 49% but 20%.

Promptly (and in any event within sixty (60) following receipt of an Earn-Out Acceleration Notice, the Buyer will deliver to the Seller Representative a statement setting forth the Accelerated Earn-Out Payment.  Any disputes with respect to the Buyer’s determination of the Accelerated Earn-Out Payment shall be handled pursuant to the procedures and timelines set forth in Sections 2(b) – (d) hereof.

The “EBITDA Multiplier” shall be (i) 9.0 if the Acceleration Event occurs prior to the conclusion of Period 2 or (ii) 8.0 if the Acceleration Event occurs after the conclusion of Period 2.

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